Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

I.D. SYSTEMS, INC.,

a Delaware corporation,

KEYTROLLER, LLC,

a Delaware limited liability company,

KEYTROLLER, LLC,

a Florida limited liability company,

AND

THE PRINCIPALS

Dated as of July 11, 2017

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5.11	Tangible Personal Property; Title to and Sufficiency of Assets	28
5.12	Intellectual Property	29
5.13	Material Contracts	31
5.14	Employee Benefits Plans	32
5.15	Labor	32
5.16	Legal Proceedings	33
5.17	Compliance with Laws; Permits	33
5.18	Environmental Matters	33
5.19	Suppliers and Customers	35
5.20	Warranty Claims	35
5.21	Financial Advisors	35
5.22	Inventory	35
5.23	Accounts Receivable; Bank Accounts; Books and Records	36
5.24	Transactions With Related Parties	36
5.25	Accredited Investor; Restricted Securities	36
Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		37
6.1	Organization and Good Standing	37
6.2	Authorization of Agreement	37
6.3	Conflicts; Consents of Third Parties	38
6.4	Litigation	38
6.5	Due and Valid Issuance	38
6.6	SEC Reports	38
6.7	Financial Advisors	40
6.8	Solvency	40
6.9	Independent Investigation; No Reliance	40
Article VII COVENANTS		40
7.1	Conduct of Business Prior to the Closing	40
7.2	Access to Information	41
7.3	Exclusivity	42
7.4	Notice of Certain Events	42
7.5	Governmental and Third-Party Notices and Consents	43
7.6	Closing Efforts	43
7.7	Further Assurances	43
7.8	Transfer Restrictions	45
7.9	Confidentiality	45
7.10	Preservation of Records	45
7.11	Publicity	46
7.12	Collection of Receivables	46
7.13	Tax Matters	46
7.14	Name Change	47
7.15	Non-Competition	47

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Article VIII CONDITIONS TO CLOSING		48
8.1	Conditions to Obligations of the Purchaser	48
8.2	Conditions to Obligations of the Seller	50
Article IX INDEMNIFICATION		51
9.1	Survival	51
9.2	Indemnification by the Seller and the Principals	52
9.3	Indemnification by Purchaser	53
9.4	Indemnification Procedures	53
9.5	Additional Indemnification Provisions	55
9.6	Tax Treatment of Indemnity Payments	56
9.7	Exclusive Remedy	56
Article X TERMINATION		57
10.1	Termination	57
10.2	Effect of Termination	57
Article XI MISCELLANEOUS		57
11.1	Expenses	57
11.2	Submission to Jurisdiction; Consent to Service of Process	58
11.3	Entire Agreement; Amendments and Waivers	58
11.4	Governing Law	58
11.5	Notices	58
11.6	Severability	59
11.7	Guaranty of Purchaser Obligations by IDSY	60
11.8	Binding Effect; No Third-Party Beneficiaries; Assignment	60
11.9	Specific Performance	60
11.10	Counterparts	60

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Schedules

Schedule 2.1	Purchased Assets
Schedule 2.2	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 5.3	Required Consents
Schedule 5.4	Capitalization
Schedule 5.6	Financial Information
Schedule 5.7	Undisclosed Liabilities
Schedule 5.8	Certain Developments
Schedule 5.10	Real Property
Schedule 5.11	Tangible Personal Property
Schedule 5.12	Intellectual Property
Schedule 5.13	Material Contracts
Schedule 5.14	Employee Benefits Plans
Schedule 5.15	Labor
Schedule 5.16	Legal Proceedings
Schedule 5.17	Permits
Schedule 5.19	Suppliers and Customers
Schedule 5.23(a)	Accounts Receivable
Schedule 5.23(b)	Bank Accounts
Schedule 5.24	Transactions With Related Parties
Schedule 6.3	Purchaser Consents

Exhibits

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of Domain Name Assignment

Exhibit D – Form of Trademark Assignment

Exhibit E – Form of Miscellaneous Assignment

Exhibit F – Form of Lease

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 11, 2017, is made by and among I.D. Systems, Inc., a Delaware corporation (“IDSY”), Keytroller, LLC, a Delaware limited liability company (the “Purchaser”), Keytroller, LLC, a Florida limited liability company (the “Seller”), and the Principals (as defined below).

WITNESSETH:

WHEREAS, Seller is engaged in the business of designing, manufacturing, supplying and supporting electronic devices for forklifts, construction equipment, aerial lifts, personal carriers, boats and hazardous transport trucks (the “Business”);

WHEREAS, the Principals are the direct and indirect owners of all of the issued and outstanding equity interests in the Seller;

WHEREAS, the Purchaser is a wholly-owned subsidiary of IDSY; and

WHEREAS, the Seller desires to sell to the Purchaser the Purchased Assets (as defined below), including the Business, and the Purchaser desires to acquire the same from the Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accredited Investor Questionnaire” means a questionnaire indicating, in a manner satisfactory to IDSY, that the Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Acquisition Financing” means an equity financing in an amount of no less than $10,000,000 on terms and conditions satisfactory to the Purchaser.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Audited Financials” means the audited balance sheet as of December 31, 2016 and audited statements of income, changes in members’ equity and cash flows of the Seller for the fiscal year ended December 31, 2016, prepared in accordance with GAAP and accompanied by an audit opinion letter by Warren Averett LLC, the Seller’s accounting firm.

“Books and Records” means all books and records of, or related to, the Business, wherever situated, including books, ledgers, files, reports, certificates, documents, plans, operating records, data, manuals, price lists, mailing lists, email lists, lists of customers, directories, sales and promotional materials, purchasing materials, inventory records, personnel records, research, design and product and/or services development files, accounting records and all related documentation, in each case, irrespective of the media in which such books and records are stored.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close (for avoidance of doubt, excluding weekends).

“Closing Working Capital” means Current Assets that are Purchased Assets minus Current Liabilities that are Assumed Liabilities, determined as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Contract” means any written or oral agreement, contract, purchase or sale order, license, indenture, note, mortgage, guarantee, bond, lease, commitment, easement, right of way, arrangement or understanding.

“Current Assets” means the Accounts Receivable and Inventory.

“Current Liabilities” means accounts payable, trade payables, current indebtedness (including accrued interest thereon), Tax liabilities and other current Liabilities of the Seller.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and natural or man-made structures above or below ground), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Law, and any Order or binding agreement with any Governmental Body relating to (i) pollution (or the cleanup thereof) or the generation, manufacturing, processing, production, use, treatment, transportation, storage, handling, recycling, reclamation, disposal, or remediation of any Hazardous Substance or the Release of Hazardous Substances, or protection, preservation or restoration of the Environment, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, or (iv) occupational health and safety. The term “Environmental Law” includes, without limitation, the following (including their implanting regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Permits” means all Permits required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Expenses” means any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, settlements, costs, charges, interest, penalties, fees (including reasonable investigation fees) and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements.

“Financial Statements” means (i) the Audited Financials, and (ii) the Most Recent Balance Sheet and unaudited statements of income of the Seller for the partial year period ending as of the Most Recent Balance Sheet Date.

“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Seller is not a foreign person within the meaning of Code Section 1445.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, applied consistently with past practice.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

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“Indemnification Claim” means any claim in respect of which payment may be sought under Article VIII of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate, business and product names, together with all translations, adaptations, derivations, and combinations thereof, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”); (iii) all copyrightable works, all copyrights and applications, registrations and renewals therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, lists of past and present customers, pricing and cost information, and business and marketing plans and proposals); (v) all Internet domain names, websites and social media accounts (including but not limited to Facebook, Twitter, Instagram, Tumblr, and Linkedin), together with login and password information, and rights in the telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith; (vi) all Software (including source code, executable code, data, databases, and related documentation) and Technology; (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments of any of the foregoing in any form or medium whatsoever.

“IRS” means the Internal Revenue Service.

“Key Employees” means Terry Wickman, Gil Combs and Rick Kunath.

“Knowledge of the Seller” means the actual and specific knowledge of Terry Wickman.

“Laws” means all foreign, federal, state and local laws, common law, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Legal Proceeding” means any judicial, administrative or arbitral action, notice, suit, claim, inquiry, investigation, audit or other examination with respect to Taxes, or proceeding (public or private) by or before a Governmental Body, Taxing Authority or arbitrator.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, know or unknown, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

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“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, title defect, servitude, covenant, transfer restriction, encroachment, reservation, municipal bond, irregularities of title, or any other restriction or limitation of any kind.

“Most Recent Balance Sheet” means the unaudited balance sheet of the Seller as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” means May 31, 2017.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Seller related to the Business and consistent with past practices and applicable Law.

“Permits” means any approvals, authorizations, consents, licenses, permits, certificates, waivers and similar rights obtained, or required to be obtained, from a Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Principal” means each of Keytroller, Inc., a Florida corporation, Terry Wickman, Gary Wickman and Dmitry Slepov.

“Prior Real Property” means all interests in real property formerly owned by the Seller or any of its predecessors (together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property) and all property formerly leased, occupied or operated by the Seller or any of its predecessors.

“Purchaser Material Adverse Effect” means such facts, circumstances, events, or changes that are, individually or in the aggregate, materially adverse to (i) the business, assets, prospects, properties, results of operations, condition (financial or otherwise) or performance of the Purchaser or (ii) the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement, but shall not include (w) any change affecting economic or financial conditions generally, (x) any change affecting the Purchaser’s industry as a whole, (y) the announcement, pendency or consummation of this Agreement or the transactions contemplated herein, or (z) the taking by Purchaser of any action contemplated by this Agreement or any Transaction Documents or requested by Seller, provided that for clauses (w) or (x), such change does not disproportionately affect the Purchaser.

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“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, dumping, dispersal or leaching of a Hazardous Substance into the Environment, including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances, or as otherwise defined under Environmental Laws.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants, or other agents or intermediaries of such Person.

“Schedules” means the disclosure schedules of the Seller and the Purchaser, as applicable, accompanying this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller 401(k) Plan” means the Keytroller 401(k) Profit Share Plan – 237724.

“Seller Closing Certificate” means a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, that each of the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied.

“Seller IP” means the Intellectual Property used or held for use by the Seller in the conduct of the Business as currently conducted and as currently contemplated to be conducted.

“Seller Material Adverse Effect” means such facts, circumstances, events, or changes that are, individually or in the aggregate, materially adverse to (i) the business, assets, prospects, properties, results of operations, condition (financial or otherwise) or performance of the Seller, the Business or the Purchased Assets or (ii) the ability of the Seller to consummate any of the transactions contemplated by this Agreement, but shall not include (w) any change affecting economic or financial conditions generally, (x) any change affecting the Seller’s industry as a whole, (y) the announcement, pendency or consummation of this Agreement or the transactions contemplated herein, or (z) the taking by Seller of any action contemplated by this Agreement or any Transaction Documents or requested by Purchaser, provided that for clauses (w) or (x), such change does not disproportionately affect the Seller.

“Seller Secretary’s Certificate” means a certificate of the Secretary (or equivalent officer) of the Seller certifying that attached thereto are certified copies of the Seller’s Articles of Organization and Operating Agreement, and true and complete copies of all resolutions of the Seller’s manager and members approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and certifying the names and signatures of the officers of the Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

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“Seller Tax” means any Tax, if and to the extent that the Seller is or may be potentially liable under applicable Law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Seller Tax Return” means any Tax Return relating to or inclusive of the Seller or any Seller Tax.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Seller or with respect to which the Seller, directly or indirectly, has the power to elect a majority of such Person’s board of directors or similar governing body or otherwise to direct the business and policies of such Person.

“Target Working Capital” shall mean $1,163,000.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

“Taxing Authority” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

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“Technology” means, collectively, all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other works of authorship, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology used by the Seller in connection with, or that relate to, the Business.

“Tibbo” means Tibbo Technology, Inc.

“Transaction Documents” means (i) this Agreement, (ii) the bill of sale with respect to the Purchased Assets, in the form attached hereto as Exhibit A (the “Bill of Sale”), (iii) the assignment and assumption agreement with respect to the Assumed Liabilities, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), (iv) the domain name assignment, in the form attached hereto as Exhibit C (the “Domain Name Assignment”), (v) the trademark assignment, in the form attached hereto as Exhibit D (the “Trademark Assignment”), (vi) the miscellaneous assignment, in the form attached as Exhibit E (the “Miscellaneous Assignment”), (vii) the lease, in the form attached hereto as Exhibit F, (viii) the Seller’s income tax withholding form, in the form provided previously to the Purchaser, (ix) the Seller Closing Certificate, (x) the Seller Secretary’s Certificate, (xi) the FIRPTA Certificate, (xii) any other document or instrument to be executed and delivered on or prior to the Closing in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, as reasonably requested by the Purchaser, and (xiii) any Schedule, Annex or Exhibit to any of the foregoing.

“Treasury Regulations” means the final or temporary regulations that have been promulgated under the Code by the U.S. Department of the Treasury, and any successor regulations.

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

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(iii) Exhibits/Schedules. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on each other Schedule to this Agreement to which such fact or item may apply so long as it is reasonably apparent that such disclosure is applicable thereto. The Schedules and Exhibits to this Agreement are qualified in their entirety by reference to this Agreement and are not intended to constitute, and shall not be construed as, any representation or warranty or covenant of the Seller or the Principals. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. On or prior to the date hereof, Seller has delivered to the Purchaser, and the Purchaser has delivered to the Seller, its respective Schedules setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V and Article VI, respectively. The Schedules to this Agreement are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed, and any fact or item disclosed in the Schedules to this Agreement shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and no disclosure in the Schedules to this Agreement relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” used herein refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Made Available. An item shall be considered “made available” to the Purchaser, to the extent such phrase appears in this Agreement, only if such item has been provided in writing to the Purchaser.

(ix) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements or information, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements or information that relate to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or information or (C) such item is reflected on the balance sheet or financial statements or information and is specifically set forth in the notes thereto.

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(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II

SALE AND PURCHASE OF ASSETS

2.1 Sale and Purchase of the Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, free and clear of all Liens, all right, title and interest of the Seller in and to all of its properties, assets, Contracts and rights, of every kind and description and wherever located, related to, used in or intended for use in connection with the Business as currently conducted or currently contemplated to be conducted, other than the Excluded Assets (as defined below) (collectively, the “Purchased Assets”), including without limitation the following:

(a) all fixed assets, including, without limitation, all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property wherever located, including, without limitation, those set forth on Schedule 2.1(a);

(b) all inventory, stock in trade, merchandise, goods, supplies and other products, raw materials, work in progress, finished products, supply and packaging items, promotional materials and similar items, wherever located, including, without limitation, those set forth on Schedule 2.1(b) (collectively, the “Inventory”);

(c) all Permits, including, without limitation, those set forth on Schedule 5.17 to the extent transferable;

(d) all Contracts set forth on Schedule 2.1(d) (the “Assumed Contracts”) and all customer deposits and prepayments associated with any Assumed Contracts (the “Customer Deposits”), including, without limitation, those Customer Deposits set forth on Schedule 2.1(d);

(e) all rights under or pursuant to all representations, warranties, guarantees and indemnities made by any third party related to any Purchased Assets;

(f) all accounts receivable of the Seller (the “Accounts Receivable”);

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(g) all leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

(h) all insurance proceeds, condemnation proceeds or rights, transferable or assignable claims for insurance proceeds, and any other claims, deposits related to the Purchased Assets (including security deposits), prepayments, prepaid assets, prepaid expenses, prepaid revenues, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment (but not including any such item related to the payment of Taxes by Seller, which shall be retained by Seller);

(i) all of the goodwill and going concern value relating to the Business or any of the Purchased Assets;

(j) all of the Seller IP, including but not limited to all of the right, title and interest in and to the name Keytroller, and all derivations and abbreviations thereof; and

(k) all other intangible and tangible assets, including, without limitation, all Books and Records, computer hardware, Software and electronic data, all supplier information, lists and correspondence, all customer information, lists and correspondence, all licensee information, lists and correspondence, equipment logs, operating guides and manuals, all sales records, all research, statistical, production, marketing and promotional materials, records, files, reports and other documents and data, all business post office boxes and business telephone listings, all research results and other know-how, and all other materials, records, files and data, in whatever form contained.

2.2 Excluded Assets. Except as otherwise set forth in Section 2.1, from and after the Closing, the Seller shall retain all of its existing right, title and interest in and to (a) all bank accounts and cash and cash equivalents, including all undeposited funds, of the Seller (b) Contracts that are not Assumed Contracts, (c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records relating to the organization and existence of the Seller as a limited liability company, (d) any Seller Benefit Plan (as defined below) and the assets attributable thereto, (e) all assets, rights, privileges, interests, licenses and properties set forth on Schedule 2.2, (f) all automobiles, (g) all claims, deposits, prepayments, prepaid assets, prepaid expenses, prepaid revenues, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment related to the payment of Taxes by Seller, and (h) all rights of the Seller under this Agreement and the Transaction Documents (collectively, the “Excluded Assets”).

2.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and pay, honor, perform and discharge when due (a) all executory obligations under the Assumed Contracts (i) arising after the Closing, (ii) not related to, or arising out of, any breach of any Assumed Contract occurring or existing prior to the Closing, and (iii) not related to, or arising out of, any fact, event, act, omission, circumstance or condition occurring or existing prior to the Closing, and (b) all account payables and trade payables arising out of the operation of the Business prior to Closing (collectively, the “Assumed Liabilities”).

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2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not assume or in any way be responsible for, and the Seller shall remain obligated to pay, honor, perform and discharge, all of the Liabilities of the Seller (other than the Assumed Liabilities) (collectively, the “Excluded Liabilities”), including, without limitation:

(a) any Liabilities arising out of or relating to the Seller’s ownership, use or operation of the Business and the Purchased Assets, in each case prior to the Closing arising by operation of law under any common law or statutory doctrine (other than the Assumed Liabilities);

(b) any Liabilities based upon, relating to, arising under or with respect to the Excluded Assets or the ownership, operation or use of any businesses of the Seller or any of its Affiliates, other than the Business, whether before, at or after the Closing;

(c) all Liabilities relating to indebtedness of the Seller;

(d) any Liabilities directly or indirectly arising out of or related to any breach of Contract occurring or existing prior to the Closing;

(e) any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for the Pre-Closing Tax Period, (ii) Taxes relating to the Seller or any of its equity holders or Affiliates, including, but not limited to, any Taxes that will arise as a result of the sale of the Purchased Assets and the Assumed Liabilities pursuant to this Agreement, and (iii) any deferred Tax liabilities;

(f) any Liabilities of the Seller based upon, relating to, or arising under or with respect to (i) any Seller Benefit Plan, (ii) the employment or termination of employment of (x) any employee of the Seller employed by the Purchaser following the Closing with respect to periods on or prior to the Closing and (y) any current or former employee, consultant, independent contractor, leased employee or other agent who is not employed by the Purchaser following the Closing at any time, and (iii) workers’ compensation claims, unemployment insurance premiums or any claims arising under any federal, state or local tax withholding, employment, labor or discrimination Laws of (x) any employee employed by the Purchaser following the Closing which relate to events occurring on or prior to the Closing and (y) any current or former employee, consultant, independent contractor, leased employee or other agent who is not employed by the Purchaser following the Closing which relate to events occurring at any time;

(g) any Liability based upon, arising under or with respect to any Environmental Law, including any Liability of the Seller in any way pertaining to or arising from the acts, omissions or strict liability of any predecessor of the Seller;

(h) any Liability based upon, arising under or with respect to any matter disclosed or required to be disclosed in Schedule 5.16;

(i) any Liability based upon any fee or commission or like payment payable to Generational Equity as a result of the transactions contemplated by this Agreement and any other fee or expense arising or incurred by Seller in connection with the transactions contemplated by this Agreement; and

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(j) any Liability based upon, arising under or with respect to any warranty given or sold by the Seller, regardless of whether any warranty claim has been made to date.

2.5 Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any Assumed Contract or the transfer of any property or asset (including but not limited to any Permit) requires the consent of any other Person, or shall be subject to any option by any other Person by virtue of a request for permission to assign or transfer, or by reason of or pursuant to any transfer to the Purchaser, this Agreement shall not constitute an agreement to assign any such Assumed Contract, property or asset or any claim or right or any benefit arising thereunder or resulting therefrom if any such attempted assignment would constitute a default thereunder or in any way adversely affect the rights of the Purchaser thereunder. If consent to the assignment or transfer of any such Assumed Contract, property or asset is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Purchaser thereunder, then, at the Purchaser’s request, the Seller shall cooperate with the Purchaser in any reasonable arrangement designed to provide to the Purchaser the benefits under such Assumed Contracts, properties and assets, including without limitation, enforcement for the account of the Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided that such cooperation by the Seller shall not cause the Seller to violate any terms of such Assumed Contract; provided, further, that the Purchaser shall assume all of the post-Closing liabilities of the Seller under such Assumed Contracts (other than Excluded Liabilities) to the extent to which the Purchaser receives the post-Closing benefits thereof.

Article III

CONSIDERATION

3.1 Consideration.

(a) The aggregate consideration for the Purchased Assets shall consist of the following (together, the “Purchase Price”): (i) Seven Million Dollars ($7,000,000), plus (A) the amount, if any, by which the Closing Working Capital (as ultimately determined pursuant to Section 3.3) is greater than the Target Working Capital, or minus (B) the amount, if any, by which the Closing Working Capital (as ultimately determined pursuant to Section 3.3) is less than the Target Working Capital, payable in cash; (ii) such number of shares of IDSY’s common stock, par value $0.01 per share, as would equal Two Million Dollars ($2,000,000) (the “Equity Payment”), computed based on a per share price equal to the volume weighted average price of IDSY’s common stock on the NASDAQ Global Market during the ten (10) consecutive trading days ending on the third trading day prior to the Closing Date (the “Market Price”); (iii) the Earn-out Payments (as defined below), if any; plus the Purchaser’s assumption of the Assumed Liabilities.

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(b) The Purchase Price shall be paid as follows: (i) at the Closing, the Purchaser shall (A) pay to the Seller an aggregate amount (the “Closing Payment”) equal to Seven Million Dollars ($7,000,000), plus (1) the amount, if any, by which the Closing Working Capital as reflected on the Estimated Closing Working Capital Statement is greater than the Target Working Capital, or minus (2) the amount, if any, by which the Closing Working Capital as reflected on the Estimated Closing Working Capital Statement is less than Target Working Capital, by wire transfer of immediately available United States funds into an account of the Seller as shall have been designated by the Seller in writing to the Purchaser at least two (2) Business Days in advance of the Closing Date and (B) cause IDSY to issue to the Seller the shares of IDSY’s common stock comprising the Equity Payment; and (ii) after the Closing, IDSY shall issue to the Seller the shares of IDSY’s common stock comprising the Earn-out Payments, if any (together with the shares comprising the Equity Payment, the “Shares”), in accordance with Section 3.2.

3.2 Earn-out.

(a) With respect to the Earn-out Period ending on the first anniversary of the Closing Date, the Seller shall be entitled to receive such number of shares of IDSY’s common stock, as determined in accordance with one of the following clauses (the “First Earn-out Payment”):

(i) if, for such Earn-out Period, the Purchaser achieves at least $6,800,000 (the “Year One Threshold Revenue Target”) but less than $7,300,000 in Gross Revenue and at least $1,500,000 in EBIT, the Seller shall be entitled to such number of shares of IDSY’s common stock, computed based on the Market Price, as would equal such amount as determined in accordance with the following formula:

EO = $2,000,000* (A – B) ÷ ($7,300,000 – B).

For purposes of the foregoing formula, the following definitions shall apply:

(A) “EO” is the amount of Earn-out Payment to be paid under this Section 3.2(a)(i);

(B) “A” is the amount of Gross Revenue achieved by the Purchaser during such Earn-out Period; and

(C) “B” is the Year One Threshold Revenue Target; or

(ii) if, for such Earn-out Period, the Purchaser achieves at least $7,300,000 in Gross Revenue and at least $1,500,000 in EBIT, the Seller shall be entitled to receive such number of shares of IDSY’s common stock as would equal Two Million Dollars ($2,000,000), computed based on the Market Price.

(b) With respect to the Earn-out Period ending on the second anniversary of the Closing Date, the Seller shall be entitled to receive such number of shares of IDSY’s common stock, as determined in accordance with one of the following clauses (together with the First-Earn-out Payment, each, an “Earn-out Payment” and collectively, the “Earn-out Payments”):

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(i) if, for such Earn-out Period, the Purchaser achieves at least $7,300,000 (the “Year Two Threshold Revenue Target”) but less than $7,800,000 in Gross Revenue and at least $1,500,000 in EBIT, the Seller shall be entitled to such number of shares of IDSY’s common stock, computed based on the Market Price, as would equal such amount as determined in accordance with the following formula:

EO = $1,000,000* (A – B) ÷ ($7,800,000 – B).

For purposes of the foregoing formula, the following definitions shall apply:

(A) “EO” is the amount of Earn-out Payment to be paid under this Section 3.2(b)(i);

(B) “A” is the amount of Gross Revenue achieved by the Purchaser during such Earn-out Period; and

(C) “B” is the Year Two Threshold Revenue Target; or

(ii) if the Purchaser achieves at least $7,800,000 in Gross Revenue and at least $1,500,000 in EBIT, the Seller shall be entitled to receive such number of shares of IDSY’s common stock as would equal One Million Dollars ($1,000,000), computed based on the Market Price.

(c) For purposes of the calculation of the Earn-out Payment,

(i) “Earn-out Periods” means each of (i) the twelve-month period beginning on the Closing Date and ending on the first anniversary of the Closing Date, and (ii) the twelve-month period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date.

(ii) “EBIT” means, with respect to an Earn-out Period, the earnings before interest and taxes of the Purchaser over such Earn-out Period (as determined in accordance with the Seller’s historical accounting practices).

(iii) “Gross Revenue” means, with respect to an Earn-out Period, the total sales of the Purchaser over such Earn-out Period (as determined in accordance with the Seller’s historical accounting practices).

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(d) On or prior to the sixtieth (60th) day after the completion of the calendar month in which the applicable Earn-out Period ends, the Purchaser shall provide to the Seller a statement setting forth in reasonable detail the Purchaser’s calculation of the Gross Revenue and EBIT achieved by the Purchaser for the Earn-out Period thereon and the amount of the resulting Earn-out Payment (the “Earn-out Statement”). For thirty (30) days after the date of delivery of the Earn-out Statement, the Seller and its accountants will be given reasonable access to inspect and make copies of the Purchaser’s relevant books and records during reasonable business hours for the purpose of verifying the Earn-out Statement. Unless the Seller disputes the calculations in the Earn-out Statement in writing (specifying the basis for such dispute in reasonable detail) within thirty (30) days following delivery of the Earn-out Statement, the Earn-out Statement (together with the amounts set forth therein) shall become final and binding. If the Seller provides a written notice of dispute within thirty (30) days following delivery of the Earn-out Statement, the Purchaser and the Seller shall attempt in good faith to resolve such dispute promptly, but in any event within thirty (30) days after the Seller’s written notice of the dispute. If the Purchaser and the Seller are unable to resolve all such objections within such thirty (30) day period, a nationally recognized independent accounting firm chosen by the Purchaser and reasonably acceptable to the Seller (the “Accounting Firm”) shall resolve any remaining disagreements and determine the Earn-out Payment(s). The Accounting Firm shall be instructed to investigate only those items which are in dispute and that, in making its determination, its calculations will be made consistently with the calculation methodologies set forth in this Agreement. The Purchaser and the Seller will each furnish to the Accounting Firm such work papers and other documents and information relating to the disputed items and amounts and answer questions, as the Accounting Firm may reasonably request. Neither the Purchaser nor the Seller shall have any ex parte communications or meetings with the Accounting Firm regarding such dispute without the prior consent of the other. The Purchaser and the Seller shall instruct the Accounting Firm to render its determination within thirty (30) days following the referral of such matter thereto, and the determination of the Accounting Firm shall be final and binding upon the parties. Following such determination, the final and binding Earn-out Payment(s) shall be paid pursuant to the terms of Section 3.2(e). The fees and expenses of the Accounting Firm shall be borne by Purchaser, on the one hand, and by the Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation will also be determined by the Accounting Firm and be included in the Accounting Firm’s written report.

(e) The Earn-out Payment(s) that the Purchaser is required to pay pursuant to Section 3.2 hereof, less any amount offset under Section 9.5(i), shall be paid in full no later than five (5) Business Days following the date upon which the determination of the applicable Earn-out Payment becomes final and binding upon the parties as provided in Section 3.2(d) (including any final resolution of any dispute raised by the Seller).

(f) The Purchaser will operate the Business in good faith and remain a separate legal entity as a wholly owned subsidiary of IDSY through the end of the Earn-out Periods. In the event the Purchaser decides to take any of the following actions during an Earn-out Period, the Purchaser shall provide written notice to the Seller of such action and, if the taking of such action adversely affects the Purchaser’s Gross Revenue or EBIT for such Earn-out Period, such adverse effect shall not be taken in account for purposes of the calculation of Gross Revenue or EBIT for such Earn-out Period, unless the Purchaser obtains the prior written consent of the Seller to such action:

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(i) materially reduce expenditures to support sales, marketing and business development;

(ii) materially increase general and administrative expenses, or allocate any shared general and administrative expenses of IDSY and Purchaser in a materially adverse fashion to Purchaser;

(iii) terminate any Contract with a customer of the Business or modify or amend any Contract with a customer of the Business that would accelerate, delay or reduce the revenues resulting from such Contract,

(iv) divert any customers of the Business to IDSY or another subsidiary thereof (or otherwise incentivize customers of the Business to, instead of purchasing the goods and services offered by Purchaser, purchase such goods and services from IDSY or another subsidiary thereof);

(v) materially reduce Terry Wickman’s authority, duties or responsibility, or grant day-to-day operational responsibilities and oversight to another individual;

(vi) materially reduce staffing;

(vii) expand into other lines of business unrelated to the Business; and

(viii) operate the Business using any name other than “Keytroller”.

Except for the immediately preceding sentences, this Agreement shall not impose any other restrictions on the operation of the Business after the Closing Date; provided that, for the avoidance of doubt, the Purchaser shall not, directly or indirectly, take any actions in bad faith that would have the purpose of reducing the Earn-out Payments.

(g) The parties hereto understand and agree that, (i) the contingent rights to receive the Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Purchaser and (ii) the Seller shall not have any rights as a securityholder of the Purchaser as a result of its contingent right to receive the Earn-out Payment hereunder.

(h) Notwithstanding anything herein to the contrary, IDSY shall not issue any Shares hereunder to the extent that the issuance of such Shares, together with the issuance of any shares in connection with the Acquisition Financing, would cause IDSY to exceed the aggregate number of shares that IDSY is permitted to issue without breaching IDSY’s obligations under NASDAQ Listing Rule 5635 (the “Exchange Cap”), except that such limitation shall not apply in the event that IDSY obtains the approval of its stockholders as required under NASDAQ Listing Rule 5635 for issuances in excess of the Exchange Cap. In the event that IDSY does not issue the Shares that would otherwise be payable pursuant to this Section 3.2 as a result of the Exchange Cap, on the date such Earn-out Payment is due Purchaser shall pay to Seller, in immediately available funds by wire transfer to an account designated in writing by the Seller, an amount equal to the value of the Earn-out Payment payable hereunder, less the aggregate value of the Shares actually issued to the Seller on such date (calculated based on the Market Price of such Shares).

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(i) In the event that after the Closing Date there occurs a sale or other disposition of all or substantially all of the assets of IDSY or the Purchaser, or a merger, consolidation, recapitalization or other transaction in which any Person who is not an owner of an interest in IDSY or the Purchaser on the Closing Date becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in IDSY or the Purchaser, Purchaser and/or IDSY, as applicable, shall (i) notify the acquirer of Purchaser’s and IDSY’s obligations under this Agreement with respect to the Earn-Out Payment, (ii) cause the acquirer of Purchaser or IDSY to expressly acknowledge that it will act reasonably and in good faith to support Purchaser and/or IDSY in complying with the terms of this Agreement with respect to the Earn-Out Payment, and (iii) in the event of a sale or other disposition of all or substantially all of the assets of IDSY or the Purchaser, cause the acquirer of such assets, as a condition to such transaction, to expressly assume the obligations of the Purchaser to pay the Earn-Out Payment in accordance with this Agreement.

(j) In the event that after the Closing Date Purchaser or IDSY makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Purchaser or IDSY seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency, or reorganization, the Seller may, in its sole discretion, upon notice to the Purchaser, elect to have the Purchaser make a payment to Seller of the maximum amount of the unpaid Earn-Out Payment in immediately available funds by wire transfer to an account designated in writing by the Seller, and upon payment thereof, shall fully release and discharge IDSY, Purchaser, its successors and assigns from any further liability or obligation pursuant to this Section 3.2(j).

3.3 Purchase Price Adjustment.

(a) Not fewer than two (2) days prior to the Closing Date, the Seller will prepare and deliver to the Purchaser a calculation of the estimated Closing Working Capital, which shall represent the Seller’s reasonable estimate of the Closing Working Capital as of the close of business on the Closing Date and shall be prepared in accordance with GAAP on the same basis and applying the same accounting principles, policies, practices and methodology that were used in preparing the Audited Financials (the “Estimated Closing Working Capital Statement”)

(b) Within sixty (60) days after the Closing, the Purchaser shall prepare and deliver to the Seller a statement setting forth its calculation of Closing Working Capital, which statement shall be prepared in accordance with GAAP on the same basis and applying the same accounting principles, policies, practices and methodology that were used in preparing the Estimated Closing Working Capital Statement (the “Closing Working Capital Statement”).

(c) After receipt of the Closing Working Capital Statement, the Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Purchaser shall provide the Seller and its representatives with reasonable access during normal business hours upon reasonable advance notice to the working papers of the Purchaser relating to the Closing Working Capital Statement, and the Purchaser shall cooperate with the Seller and its representatives to provide them with other information used in preparing the Closing Working Capital Statement reasonably requested by the Seller and its representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Purchaser.

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(d) On or prior to the last day of the Review Period, the Seller may object to the Closing Working Capital Statement by delivering to the Purchaser a written statement setting forth the Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller’s disagreement therewith (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Purchaser’s determination of Closing Working Capital as set forth in the Closing Working Capital Statement shall be deemed to be final and binding on the Seller.

(e) If the Seller delivers the Statement of Objections before the expiration of the Review Period, the Seller and the Purchaser shall use good faith efforts to resolve any dispute involving any matter set forth in the Statement of Objections. If the parties are unable to resolve any dispute involving any matter set forth in the Statement of Objections within thirty (30) days after the delivery of the Statement of Objections, such dispute shall be referred for decision to an Accounting Firm to decide the dispute within thirty (30) days of such referral. The scope of the Accounting Firm’s engagement shall be limited to the resolution of the disputed items described in the Statement of Objections that the Seller and the Purchaser are unable to resolve, and the recalculation, if any, of the Closing Working Capital in light of such resolution. The decision by the Accounting Firm with respect to such disputed items shall be final and binding on the Seller and the Purchaser and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The fees and expenses of the Accounting Firm shall be paid by the Seller, on the one hand, and the Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or the Purchaser, respectively, bears to the aggregate amount actually contested by the Seller or the Purchaser.

(f) On or before the fifteenth (15th) day following the final determination of the Closing Working Capital pursuant to this Section 3.3, either (i) the Purchaser shall deliver to the Seller the amount, if any, by which the Closing Working Capital as ultimately determined pursuant to this Section 3.3 is greater than the Closing Working Capital as reflected on the Estimated Closing Working Capital Statement, in immediately available funds by wire transfer to an account designated in writing by the Seller, or (ii) the Seller shall deliver to the Purchaser the amount, if any, by which the Closing Working Capital as ultimately determined pursuant to this Section 3.3 is less than the Closing Working Capital as reflected on the Estimated Closing Statement, in immediately available funds by wire transfer to an account designated in writing by the Purchaser.

3.4 Purchase Price Allocation. The sum of the Purchase Price and any other applicable amounts required to be included under the Code will be allocated among the Purchased Assets and Assumed Liabilities (the “Allocation”). The Allocation (which shall include the allocation of any purchase price adjustments) will be prepared in accordance with the methodology to be mutually agreed upon by the parties and will be made in accordance with the requirements of Section 1060 of the Code. Within sixty (60) days after the determination of the Purchase Price pursuant to Section 3.3, the Purchaser shall deliver to the Seller a draft of the Allocation for the Seller’s review and approval, which will be prepared on a basis consistent with the methodology to be mutually agreed upon by the parties. Within thirty (30) days thereafter, the Seller will deliver to the Purchaser either a notice accepting the Allocation prepared by the Purchaser or a Statement of Objections. If the Seller timely delivers a Statement of Objections, the Purchaser and the Seller will apply the procedures of Section 3.3(e) to resolve the dispute. If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as appropriate and the Purchaser and the Seller shall cooperate in making any such adjustments. No party to this Agreement or any Affiliate of any such party (including the Company) will take a position on any Tax Return (including Internal Revenue Service Form 8594) before any Taxing Authority or in any Legal Proceeding that is in any manner inconsistent with the Allocation, as finally determined under this Section 3.4, without the written consent of the other parties or unless specifically required pursuant to a determination by the applicable Taxing Authority. The Purchaser and the Seller will promptly advise each other of the existence of any Tax audit, controversy or Legal Proceeding related to the Allocation. The Purchaser and the Seller agree that any Earn-out Payments and any indemnity payments made pursuant to Article IX shall be treated as an adjustment to the Purchase Price and will be allocated to the Company’s goodwill under this Section 3.4 (subject to any imputed interest required by applicable Law).

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3.5 Withholding. Notwithstanding anything to the contrary herein, the Purchaser shall be entitled to deduct and withhold any Taxes required to be deducted and withheld from the Purchase Price by applicable Law. To the extent that amounts are so deducted and withheld by the Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

Article IV

CLOSING

4.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Purchased Assets provided for in Section 2.1 hereof and the assumption of the Assumed Liabilities provided for in Section 2.3 hereof (the “Closing”) shall take place remotely via the exchange of electronic copies of documents, and shall be deemed to have taken place simultaneously with the satisfaction of the conditions to Closing set forth in Article VIII. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

4.2 Deliverables. On or prior to the Closing:

(a) the Seller shall deliver to the Purchaser:

(i) the Books and Records,

(ii) the Required Consents (as defined below),

(iii) evidence, satisfactory to the Purchaser, of the repayment of all of the Seller’s existing indebtedness and the release or termination of all Liens upon any of the Purchased Assets,

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(iv) evidence, satisfactory to the Purchaser, of the termination of the Real Property Leases, and

(v) the Audited Financials;

(b) the Seller shall execute and deliver to the Purchaser:

(i) each of the Transaction Documents to which it is a party,

(ii) a completed Accredited Investor Questionnaire,

(iii) the Estimated Closing Working Capital Statement, executed by an officer of the Seller; and

(iv) such other instruments of conveyance as the Purchaser may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of valid ownership of the Purchased Assets;

(c) the Purchaser shall execute and deliver to the Seller each of the Transaction Documents to which it is a party; and

(d) the Purchaser shall deliver to the Seller the Closing Payment and shall cause IDSY to issue the Shares comprising the Equity Payment.

Article V

REPRESENTATIONS AND WARRANTIES

OF THE SELLER AND THE PRINCIPALS

The Seller and the Principals hereby jointly and severally represent and warrant to the Purchaser as follows:

5.1 Organization and Active Status. The Seller is duly organized, validly existing and has active status under the Laws of the state of Florida and has all requisite power and authority to own, lease and operate its properties and assets and carry on its business. The Seller is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns, leases or operates its properties and assets and each other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization and where the failure to be so qualified would not materially affect the Business. The Seller has made available to the Purchaser a true and complete copy of the articles of organization of the Seller, as currently in effect, certified as of a recent date by the Secretary of State of the state of Florida, and a true and complete copy of the operating agreement of the Seller, as currently in effect.

5.2 Authorization of Agreement. The Seller and each Principal have all requisite power and authority to execute and deliver this Agreement and each other Transaction Document (to which any of them is a party) in connection with the consummation of the transactions contemplated by this Agreement, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents, the performance of the Seller’s and the Principals’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Seller and the Principals. This Agreement has been duly and validly executed and delivered by the Seller and each Principal, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of the Seller and the Principals, enforceable against the Seller and the Principals in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a) (the “Required Consents”), none of the execution or delivery by the Seller or any of the Principals of this Agreement or any of the other Transaction Documents, the consummation of any of the transactions contemplated hereby or thereby, or compliance by the Seller or any Principal with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien, upon any of the Purchased Assets under, any provision of (i) the articles of organization or operating agreement of the Seller or similar organizational documents of any of the Principals (as applicable); (ii) to the Knowledge of the Seller, any Contract or Permit to which the Business, the Seller or any Principal is a party or by which the Seller, any Principal or any of the Purchased Assets is bound; (iii) any Order of any Governmental Body applicable to the Business, the Seller or any Principal or by which the Seller, any Principal or any of the Purchased Assets is bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller or any Principal in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents, the compliance by the Seller and the Principals with any of the provisions hereof or thereof, or the consummation of any of the transactions contemplated hereby or thereby.

5.4 Capitalization.

(a) The Principals are the direct and indirect owners of all of the issued and outstanding equity interests in the Seller (the “Interests”). The Interests are free and clear of any and all Liens.

(b) Except as set forth in this Agreement or described on Schedule 5.4: (i) no person has any right to purchase any capital stock, membership interest, capital interest, profits interest, economic interest, voting rights, or ownership of the Seller or any of the Interests; (ii) other than the Interests, there are no outstanding shares of capital stock, membership interests, capital interests, profits interests, economic interests, voting rights or other ownership interests in the Seller, and no options, warrants, rights, calls or commitments with respect thereto; and (iii) there are no contracts, arrangements, commitments or restrictions relating to the transfer, sale or purchase of any of the Interests.

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5.5 Subsidiaries. The Seller has not had, and currently does not have, any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any other Person.

5.6 Financial Information. At the Closing, the Seller shall have provided the Financial Statements to the Purchaser. As of the Closing Date, the Financial Statements shall (a) comply as to form in all material respects with applicable accounting requirements, (b) be correct and complete in all material respects and (c) fairly present the financial position of the Seller as of the dates thereof and the results of its operations and cash flows for the period indicated, consistent with the books and records of the Seller in all material respects, except that (i) the unaudited interim Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes, and (ii) the Audited Financials shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, but all other Financial Statements and all other books and records of the Seller were not prepared in accordance with GAAP. Since the beginning of the period covered by the Financial Statements, there has been no material change in any accounting principles, principles, methods or practices of the Seller. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financing statements of the Seller.

5.7 Undisclosed Liabilities. Except as set forth on Schedule 5.7, the Seller does not have any Liabilities of any kind or nature, except for Liabilities (i) set forth in the Most Recent Balance Sheet and (ii) incurred in the Ordinary Course of Business after the Most Recent Balance Sheet Date that, both individually and in the aggregate, involve amounts of less than $25,000.

5.8 Absence of Certain Developments. Except as described in Schedule 5.8, since January 1, 2017, the Seller has conducted the Business only in the Ordinary Course of Business and there has not been any:

(a) event, change, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect;

(b) issuance or sale of any membership interests or other securities of the Seller or any options, warrants or other rights to acquire any such membership interests or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

(c) creation, incurrence, assumption or guarantee of any indebtedness in connection with the Business;

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(d) acquisition, sale, lease, license or disposition of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(e) imposition of any Lien on any of the Purchased Assets;

(f) discharge or satisfaction of any Lien or payment of any Liability other than in the Ordinary Course of Business or as otherwise required by this Agreement;

(g) declaration or payment of any dividends or distributions to its members;

(h) amendment of its articles of organization or operating agreement in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(i) entry into, amendment or termination of any action or omission that would constitute a violation of or default under, or waiver of any material rights under, any of the Purchased Assets;

(j) entry into, adoption, modification or termination of any Seller Benefit Plan or any employment, severance, retention or other Contract, or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increases in the compensation or fringe benefits of, or material modification of the employment terms of, any current or former employee, officer, manager, independent director or consultant of the Business, or payment of any bonus or other benefit to any current or former employee, officer, manager, independent director or consultant of the Business (except for existing payment obligations outstanding as of the date hereof) or hiring of any new officers or (except in the Ordinary Course of Business) any new employees;

(k) other than the preparation of the Audited Financials in accordance with GAAP, change in any accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or any new elections, or changes to any current elections, with respect to Taxes that affect the Purchased Assets;

(l) any uninsured damage, destruction, loss or casualty to any property or assets of the Business or the Seller; or

(m) entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.9 Taxes.

(a) The Seller has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Seller Tax Returns required to be filed by or with respect to the Seller, each of which is true, correct and complete in all respects,

(ii) duly and timely paid in full, or caused to be paid in full, all Seller Taxes due and payable with respect to the Seller on or prior to the Closing Date, and

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(iii) with respect to the Seller, properly accrued on its books and records a provision for the payment of all Seller Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Tax Period.

(b) No extension of time to file a Seller Tax Return, which Seller Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Seller Tax or Seller Tax Return.

(c) No Seller Tax Return has ever been filed, and no Seller Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return). There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of law) under which the Seller is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d) The Seller has complied in all respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e) There is no lien for any Tax upon any asset or property of the Seller (except for any statutory lien for any Tax not yet due).

(f) No Legal Proceeding is pending, or, to the Knowledge of the Seller, threatened or proposed with regard to any Seller Tax or Seller Tax Return. To the Knowledge of the Seller, no event or circumstance results in any significant risk that any such Legal Proceeding will occur.

(g) The statute of limitations relating to any Seller Tax or any Seller Tax Return has never been modified, extended or waived, nor to the Knowledge of the Seller, has any request been made in writing for any such modification, extension or waiver.

(h) Any assessment, deficiency, adjustment or other similar item relating to any Seller Tax or Seller Tax Return has been fully paid and reported to all Taxing Authorities in accordance with applicable Law.

(i) No jurisdiction where no Seller Tax Return has been filed or no Seller Tax has been paid has made or, to the Knowledge of the Seller, threatened to the Seller to make a claim for the payment of any Seller Tax or the filing of any Seller Tax Return.

(j) The Seller is not a party to any agreement with any Taxing Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Taxing Authority relating to any Seller Tax or Seller Tax Return has ever been requested or received.

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(k) The Seller is not and has never been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(l) None of the Purchased Assets or the Assumed Liabilities is a contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Code Section 162, Code Section 280G, Code Section 404 or any similar provision of applicable Law, or (ii) is or could become subject to Code Section 409A or any similar provision of applicable Law.

(m) None of the Purchased Assets is “tax-exempt bond-financed property” within the meaning of Code Section 168(g)(5) or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(n) None of the Purchased Assets is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467.

(o) The Seller is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes, other than a partnership that is wholly-owned, directly or indirectly, by the Seller.

(p) The Seller (i) does not have, and has never had, a fixed place of business or a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Code Section 367(d).

(q) No Subsidiary or any other Person in which the Seller owns, directly or indirectly, any equity interest is or has ever been a passive foreign investment company within the meaning of Code Section 1297.

(r) No Subsidiary or any other Person in which the Seller owns, directly or indirectly, any equity interest has any item of income which could constitute subpart F income within the meaning of Code Section 952 during any Pre-Closing Tax Period.

(s) No Subsidiary or any other Person in which the Seller owns, directly or indirectly, any equity interest holds assets that constitute U.S. property within the meaning of Code Section 956.

(t) The Seller has been classified as a partnership for U.S. federal income tax purposes at all times since its formation.

(u) The Seller is not a “foreign person” within the meaning of Code Section 1445.

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5.10 Real Property.

(a) The Seller does not own any real property. Schedule 5.10(a) contains a true and correct description of all leases, licenses, permits, subleases, and occupancy agreements or arrangements, together with any amendments thereto effective as of immediately prior to the Closing (the “Real Property Leases”), with respect to all real property used, occupied or held for use in connection with the Business (the “Leased Real Property”). Effective as of the Closing, each of such Real Property Leases has been terminated in accordance with its terms, and the Seller does not have any rights or obligations with respect to the Leased Real Property. True, complete and accurate copies of the Real Property Leases (where such leases are in writing) and evidence of their termination have been delivered to the Purchaser. Except as set forth on Schedule 5.10(a), no Person has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its interest under any Real Property Lease, or subleased all or any part of the space demised thereby, or granted any right to the possession, use, occupancy or enjoyment of any Leased Real Property. No option has been exercised under any of such Real Property Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Purchaser with the corresponding Real Property Lease. To the Knowledge of the Seller, neither the Seller nor any of the other parties to any of the Real Property Leases is in default under any of the Real Property Leases, and no amount due under any of the Real Property Leases remains unpaid, no controversy, claim, dispute or disagreement exists between any of the parties to any of the Real Property Leases, and no event has occurred which with the passage of time or giving of notice, or both, would, to the Knowledge of the Seller, constitute a default under any of the Real Property Leases.

(b) The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used or occupied by the Seller in connection with the Business. The Leased Real Property has access to public roads and to all utilities necessary for the operation of the Business as now conducted and proposed to be conducted. To the Knowledge of the Seller, there is no pending or threatened condemnation of any part of the Leased Real Property by any Governmental Body. The Seller has not received any written notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas telephone or other utilities or services for the Leased Real Property. All public utilities required for the operation of the Leased Real Property and necessary for the conduct of the Business are installed and operating, and all installation and connection charges, to the Knowledge of the Seller, are paid in full. Effective as of immediately prior to the Closing, the Seller is in sole possession of the Leased Real Property.

(c) The Seller has not received any written notification that there are encroachments upon any of the parcels comprising the Leased Real Property (other than such encroachments as would not affect the usability of the Leased Real Property) or any portion of any improvement encroaches upon any property not included within the Leased Real Property or upon the area of any easement affecting the Leased Real Property.

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(d) To the Knowledge of the Seller, the Leased Real Property and fixtures and improvements thereon are in good operating condition without structural defects. To the Knowledge of the Seller, all mechanical and other building systems located on the Leased Real Property are (i) in good operating condition, and no condition exists requiring material repairs, alterations or corrections, and (ii) suitable, sufficient and appropriate in all respects for their current and contemplated uses. To the Knowledge of the Seller, none of the improvements located on the Leased Real Property or uses being made of the Leased Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Law.

(e) To the Knowledge of the Seller, the Leased Real Property is not subject to zoning, use or building code restrictions that would prohibit, and the Seller has not received written notice of any existing state of facts with respect to the Leased Real Property that would prevent, the continued leasing or use of such Leased Real Property in the Business as now conducted or proposed to be conducted. Without limiting the foregoing, to the Knowledge of the Seller, there is no pending or proposed Legal Proceeding to change or redefine the zoning classification of all or any portion of any of the Leased Real Property.

5.11 Tangible Personal Property; Title to and Sufficiency of Assets.

(a) Schedule 5.11 sets forth all leases of personal property to which the Seller is a party and used or held for use in connection with the Business (“Personal Property Leases”) and all personal property owned by the Seller having a book value in excess of $10,000. True, complete and accurate copies of the Personal Property Leases, or if any Personal Property Leases are not in writing, true, complete and accurate descriptions thereof, have been delivered to the Purchaser. Each of such Personal Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing. The Seller has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Seller under any of the Personal Property Leases.

(b) The Seller has good, valid and marketable title to all of the Purchased Assets, including, without limitation, all assets related to, used in, or intended for use in, the conduct of the Business or reflected in the Financial Statements and all assets purchased by the Seller since the Most Recent Balance Sheet Date (except for assets reflected in the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date that have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Liens. All tangible personal property owned by the Seller or subject to Personal Property Leases is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used. The Purchased Assets (i) include all tangible and intangible assets, properties and rights necessary to conduct the Business following the Closing Date in the same manner as it is currently conducted, and as it is currently contemplated to be conducted, and (ii) constitute all of the tangible and intangible assets, properties and rights of the Seller other than the Excluded Assets. Neither any Principal nor any of its Affiliates owns any asset or property related to, used in or intended for use in connection with the Business; provided, however, that, for the avoidance of doubt, to the extent any Principal or any of its Affiliates does own any such asset or property, then such asset or property is included in the Purchased Assets (except as otherwise set forth on Schedule 2.2(a)) and the representations and warranties in this Article V that apply to (x) the Seller shall also be deemed to apply to each Principal and its Affiliates with respect to such asset or property or (y) the Purchased Assets shall also be deemed to apply to such asset or property.

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5.12 Intellectual Property.

(a) Schedule 5.12(a) identifies all Intellectual Property (other than widely available, commercial off-the-shelf third-party Software licensed to the Seller on a non-exclusive basis) licensed to the Seller (the “Licensed Intellectual Property”). The Seller is in compliance in all material respects with all terms and conditions of any Contract, license or sub-license with respect to any Licensed Intellectual Property and the Seller is not in breach or default of any Contract, license or sub-license in respect of any Licensed Intellectual Property which could result in the termination of any such Contract, license or sub-license. With respect to each item of Licensed Intellectual Property, the license, agreement or permission covering such Licensed Intellectual Property (each a “License Agreement”) is and, following the consummation of the contemplated transaction will be, legal, valid, binding and enforceable by the Seller or the Purchaser, as applicable, against all other parties thereto, and in full force and effect on identical terms following the consummation of the contemplated transactions, provided the licensors in each such License Agreement comply with the terms and conditions of the License Agreement.

(b) The Seller does not have any Patents or applications therefore, or pending applications for registration of Marks, or registered Copyrights or applications for registration of Copyrights. Schedule 5.12(b) identifies all Intellectual Property owned by the Seller (the “Owned Intellectual Property”), including all: (i) registered and unregistered Marks (excluding Internet domain names); (iii) unregistered Copyrights; (iv) registered Internet domain names; (v) trade names; and (vi) social media pages. Without limiting the generality of the foregoing, to the Knowledge of the Seller, all assignments from Persons necessary or appropriate to vest ownership in the Seller of any Owned Intellectual Property have been obtained and recorded. To the Knowledge of the Seller, all of the other rights within the Seller IP are valid and subsisting. The Seller is not subject to any Order that restricts or impairs the use of any Owned Intellectual Property as currently used in the Business.

(c) The Owned Intellectual Property and the Licensed Intellectual Property include all Intellectual Property used in the Business and there are no other items of Intellectual Property that are used in the Business. To the Knowledge of the Seller, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby will result in the release, disclosure or delivery of any Owned Intellectual Property or Licensed Intellectual Property, by or to any escrow agent or other Person, or in the grant, assignment or transfer to any other Person of any license or other right to any Owned Intellectual Property or Licensed Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Owned Intellectual Property or Licensed Intellectual Property.

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(d) Schedule 5.12(d) identifies each Contract pursuant to which any Person has been granted any license by the Seller under, or otherwise has received or acquired from, the Seller any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property, including through non-assertion, settlement or similar agreements or otherwise. Subject to the foregoing Contracts, the Seller owns all right, title and interest in and to the Owned Intellectual Property, and have the right to use the Licensed Intellectual Property (subject, in each case, to any applicable license to the Seller covering such Licensed Intellectual Property), free and clear of all Liens, subject to the terms of any applicable Intellectual Property License. The Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of all of the Owned Intellectual Property.

(e) The Seller has entered into confidentiality agreements with employees to maintain the confidentiality of its material confidential or proprietary information.

(f) No current or former member, stockholder, officer, consultant, manager, employee or vendor of the Seller has asserted any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g) The Seller has entered into confidentiality agreements with employees to protect the material Owned Intellectual Property. The Seller has not received any written opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Owned Intellectual Property. To the Knowledge of the Seller, during the past five (5) years, no Person has infringed, misappropriated or otherwise violated, and the Seller has not asserted any claim against any Person alleging any current infringing, misappropriating or other violation of any Owned Intellectual Property or rights of the Seller in any Licensed Intellectual Property.

(h) To the Knowledge of the Seller, the Seller has not infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property right of any other Person; no Legal Proceeding alleging any such infringement, misappropriation or violation is pending or, to the Knowledge of the Seller, threatened against the Seller; and the use of the Owned Intellectual Property and of the Licensed Intellectual Property, if used in the Business in accordance with the terms of the applicable licenses and in the manner currently used, will not infringe, misappropriate or violate any (x) Law existing prior to the Closing or (y) right of any Person.

(i) No Legal Proceeding is pending or, to the Knowledge of the Seller, threatened against the Seller (i) based upon, challenging or seeking to deny or restrict the use by the Seller of any of the Owned Intellectual Property or Licensed Intellectual Property or challenging the validity, enforceability or effectiveness thereof; (ii) alleging that the Seller has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property right of any other Person; or (iii) alleging that any of the licenses listed on Schedule 5.12(a) conflicts with the terms of any third-party license or any other agreement. The Seller has not received any written correspondence or opinion relating to potential infringement, misappropriation or violation (i) by the Seller of any Intellectual Property of any Person or (ii) by any Person of any of the Owned Intellectual Property or the Licensed Intellectual Property.

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5.13 Material Contracts.

(a) Schedule 5.13(a) sets forth a true, correct and complete list of all Contracts to which the Seller is a party or by which the Seller, or any of its assets or properties, is bound that (i) involve payments or receipts by the Seller in any year in excess of $50,000, (ii) evidence or relate to indebtedness (including, without limitation, guarantees) or Liens, (iii) involve the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or the acquisition of the assets of business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business, (iv) involve any current or former officer, manager, or member of the Seller or an Affiliate thereof, (v) evidence or relate to any employment, agency, distribution, dealer or sales relationship, (vi) contain an obligation of confidentiality with respect to information furnished by the Seller to a third party or received by the Seller from a third party, were not entered into in the Ordinary Course of Business and are currently in effect, (vii) are not terminable without penalty by less than 30 days’ notice (other than as a result of a breach or a bankruptcy event), (viii) limit or restrict the Seller from engaging in, or the conduct of, the Business in any manner, (ix) are for the sale, purchase, license, transfer or development of the Seller’s products or Intellectual Property (excluding Contracts for the purchase and sale of the Seller’s products entered into in the Ordinary Course of Business), (x) contain any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in Contracts for the purchase or sale of products entered into in the Ordinary Course of Business), (xi) are with any Governmental Body, (xii) constitute a license, sub-license, sponsorship, marketing, joint venture, partnership or similar Contract, (xiii) involve any powers of attorney with respect to the Business or any Purchased Asset, or (xiv) are otherwise material to the Seller or the Business (collectively, the “Material Contracts”).

(b) Each Material Contract is a valid, binding and enforceable obligation of the Seller and, to the Knowledge of the Seller, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity), and each Material Contract is in full force and effect. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

(c) (i) Neither the Seller nor, to the Knowledge of the Seller, any other party thereto is in breach of or default under any term of any Material Contract and (ii) no event has occurred that with notice or lapse of time, or both, would constitute a breach of or a default by the Seller or any other party under any Material Contract. To the Knowledge of the Seller, there are no material disputes pending or threatened under any Assumed Contract.

(d) The Seller has not received written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Seller, no other party to a Material Contract plans to terminate, cancel or not renew any such Material Contract.

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5.14 Employee Benefits Plans.

(a) Schedule 5.14(a) lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other employee plan, program, policy, practices, procedure, arrangement or agreement maintained, contributed to or required to be contributed to by the Seller (each, a “Seller Benefit Plan”). Each Seller Benefit Plan has been administered in all material respects in accordance with its terms. The Seller and the Seller Benefit Plans are, and have been operated, in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(b) All Seller Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Code Section 401(a) (each, a “Seller Pension Plan”) are so qualified. To the Knowledge of the Seller, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Seller Pension Plan that would materially and adversely affect the qualification of such Seller Pension Plan.

(c) All contributions, premiums and benefit payments under or in connection with the Seller Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Seller Benefit Plans have been timely made or have been reflected in the Financial Statements delivered prior to the Closing Date. No Seller Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Code Section 412), whether or not waived. The net fair market value of the assets of any Seller Benefit Plan that is subject to Title IV of ERISA equals or exceeds the actuarial accrued liabilities of such Seller Benefit Plan.

(d) No Seller Benefit Plan provides post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees other than as required by Code Section 4980B(f).

(e) No amount required to be paid or payable to or with respect to any employee or other service provider of the Seller in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Code Section 280G.

5.15 Labor.

(a) (i) The Seller is in compliance, in all material respects, with all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, equal employment opportunity, affirmative action, plant closures and layoffs, workers’ compensation, labor relations, disability rights or benefits, employee leave issues, worker classification, and unemployment insurance, (ii) since January 1, 2014, the Seller has not received written notice of the intent of any Governmental Body responsible for the enforcement of any such Laws to conduct an investigation with respect to or relating to any such Laws, or written notice that such investigation is in progress, and (iii) except with respect to the garnishment order described in Schedule 5.15, the Seller is not a party to, or otherwise bound by, any Order relating to employees or employment practices.

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(b) The Seller is not a party to or bound by any collective bargaining agreement or similar agreement with any labor organization or is negotiating any such agreement. There are no (i) pending unfair labor practice or other labor or employment charges, complaints, grievances, arbitration proceedings or other Legal Proceedings against the Seller nor, to the Knowledge of the Seller, is any such charge, complaint, grievance, proceeding or other Legal Proceeding threatened, (ii) labor strikes, disputes, slowdowns, work stoppages or lockouts that have occurred within the past three (3) years or that, to the Knowledge of the Seller, are pending or threatened against the Seller, and (iii) to the Knowledge of the Seller, attempts by any employees of the Seller to unionize or collectively bargain with the Seller. To the Knowledge of the Seller, the Seller has not engaged in any unfair labor practice.

5.16 Legal Proceedings. Except as disclosed in Schedule 5.16, (a) there are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened against the Business, the Seller or any of the Purchased Assets, nor are any of the foregoing subject to any Order; (b) there are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened that are reasonably likely to prohibit or limit the ability of the Seller to enter into this Agreement or any of the other Transaction Documents, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder; and (c) there are no judgments, orders or decrees outstanding against the Seller or any of its properties or assets.

5.17 Compliance with Laws; Permits.

(a) Other than Section 5.9, Section 5.12, Section 5.14, Section 5.15 and Section 5.18, which sections will govern the Seller’s and the Principals’ representations and warranties as to compliance with the Laws that are the subject matter of such sections, the Seller is in compliance, in all material respects, with all Laws applicable to any of the Purchased Assets, the Business and its operations. The Seller has not received written notice of the violation of any such Laws.

(b) Schedule 5.17 sets forth a true, correct and complete list of all Permits held by the Seller. The Seller has all Permits that are required for the operation of the Business as currently conducted and as currently contemplated to be conducted. All Permits are valid, binding and in full force and effect. The Seller is in compliance in all material respects (and no event has occurred which, to the Knowledge of the Seller, with notice or the lapse of time, or both, would constitute a default or violation) of any material term, condition or provision of any such Permit.

5.18 Environmental Matters.

(a) (i) The operations of the Seller are in material compliance with and have complied in all material respects with all applicable Environmental Laws.

(ii) The Seller has obtained and is in compliance in all material respects with all Permits (each of which is listed on Schedule 5.17) and Asbestos Management Plans required by Environmental Laws, and necessary for the current operation or use of the Business and the Purchased Assets, and for any Permits that may expire prior to Closing, the Seller has filed any renewal applications required by Environmental Laws to ensure the Permits will remain in full force and effect up until and after Closing.

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(b) There has been no Release of Hazardous Materials by the Seller or any of its predecessors at any location and there are no environmental conditions or circumstances, including, without limitation, the presence or Release of any Hazardous Substance, on any Leased Real Property, any Prior Real Property, or any property to which any Hazardous Substances or waste generated by operations or use of any of its assets by the Seller or its predecessors was transported or disposed of, (i) relating to, arising out of, or resulting from failure by the Seller to comply with, any applicable Environmental Law or Environmental Permit, or from a Release or threatened Release of any Hazardous Substance into the Environment or (ii) which require cleanup or remediation by the Seller or its predecessors pursuant to any Environmental Law (collectively, “Environmental Conditions”).

(c) To the Knowledge of the Seller, neither the Seller nor any of its predecessors has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos, urea formaldehyde or polychlorinated biphenyls (“PCBs”).

(d) The Seller has not received any written notice that Seller has any Liability under any Environmental Law, nor is it responsible for or has it assumed any Liability of any other Person under any Environmental Law, whether by Contract, Real Property Lease, settlement or other written and legally binding arrangement between or among the Seller or any of its predecessors in interest, and any other Person, or by operation of Law or otherwise. To the Knowledge of the Seller, no valid and subsisting Lien arising under or pursuant to any applicable Environmental Law exists against the Seller or any of the Leased Real Property, the Business or Purchased Assets.

(e) The Seller has not received any written information request or other communication from a Governmental Body and there are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened, against the Seller or its predecessors relating to any violation, or alleged violation of, or Liability under, any Environmental Law or relating in any way to any Environmental Law, Hazardous Substance or any Environmental Permit or other authorization of any Governmental Body required under any Environmental Law, including, without limitation, (i) any and all claims by Governmental Bodies for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other actions, damages, fines or penalties pursuant to any applicable Environmental Law, and (ii) any and all claims by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from a Release of any Hazardous Substance or arising from alleged injury or threat of injury to health, safety, property, natural resources or the Environment (collectively, “Environmental Claims”).

(f) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area, in each case containing any Hazardous Substance located on, at, or under any Leased Real Property or any Prior Real Property, and no asbestos or PCBs have been used or disposed of, or have been located at, on, or under any such property, except in compliance with Environmental Laws.

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(g) The Seller has provided to the Purchaser and its authorized representatives true and complete copies of all records and files, Permits, Orders, environmental audits, reports, Contracts and other material environmental documents, studies, analysis, tests and monitoring in the possession or control of the Seller concerning the existence of any Hazardous Substance or any other environmental concern at any Leased Real Property or Prior Real Property or relating to the Business or Purchased Assets or concerning compliance by the Seller with, or Liability under, any Environmental Law.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law.

5.19 Suppliers and Customers. Except as set forth on Schedule 5.19, no supplier that accounted for more than five percent (5%) of the annual purchases of the Seller in the aggregate since January 1, 2015, no customer that accounted for more than five percent (5%) of the annual sales of the Seller in the aggregate since January 1, 2015, and no other supplier or customer material to the Business or the Seller (including, but not limited to, any supplier who is a sole available source of supply of any product or service), has terminated or threatened in writing to terminate its relationship with the Seller, nor has it during the preceding twelve (12) months decreased or delayed materially in a materially adverse manner or threatened in writing to decrease or delay materially in a materially adverse manner, its services or supplies to the Seller or its usage of the services or products of the Seller, and to the Knowledge of the Seller, there is no state of facts or events which could reasonably be expected to form the basis for such a material decrease or delay in a materially adverse manner. To the Knowledge of the Seller, the consummation of the transactions contemplated by the Transaction Documents will not materially affect the business relationship heretofore maintained by the Seller with any of its suppliers or customers. The Seller is not required to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers.

5.20 Warranty Claims. There have been no product or service warranty claims made by customers of the Seller since January 1, 2011 that exceed $10,000 individually. There have been no product or service recalls by the Seller since January 1, 2011.

5.21 Financial Advisors. Except for Generational Equity, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from the Purchaser in respect thereof.

5.22 Inventory. All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are consistent with past practices of the Business.

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5.23 Accounts Receivable; Bank Accounts; Books and Records.

(a) Except as set forth on Schedule 5.23(a), the Accounts Receivable shown in the Financial Statements, provided or to be provided by the Seller pursuant to Section 5.6 (including an accounts receivable aging schedule for the Business dated as of the Most Recent Balance Sheet Date), or thereafter acquired by it, (i) have arisen or will arise from the sale of goods or services in bona fide transactions in the Ordinary Course of Business to Persons not Affiliated with the Seller, (ii) constitute only valid, undisputed claims of the Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business, and (iii) subject to a reserve for bad debts shown on the Most Recent Balance Sheet or, with respect to Accounts Receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Business, are collectible in full within sixty (60) days after billing. The Seller has not received any written notice from an account debtor stating that any Account Receivable is subject to any contest, claim or setoff by such account debtor.

(b) Schedule 5.23(b) sets forth the names of all banks or other financial institutions with which the Seller maintains any account or safe deposit box and identifies each such account and safe deposit box, together with the names of all Persons authorized to draw therefrom or to have access thereto.

(c) The books of account and other Books and Records of the Seller, all of which have been made available to the Purchaser prior to the Closing Date, are complete and accurate in all material respects and have been maintained in accordance with sound business practice and applicable requirements of Law in all material respects, except as noted therein. During the periods covered by the Financial Statements, there has been (i) no significant deficiency or material weakness in the Seller’s financial reporting which are reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information during any of the periods covered by the Financial Statements, (ii) no fraud, whether or not material, involving any of the Seller’s managers, officers or any other employee of the Seller who has a significant role in the Seller’s internal control over financial reporting and (iii) no claim or allegation regarding any of the foregoing made available to the Purchaser.

5.24 Transactions With Related Parties. Except as set forth on Schedule 5.24, (a) neither any current or former member of the Seller (including, but not limited to, any Principal), nor any Affiliate of such Person, is currently a party to any transaction with the Business or the Seller, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such Person, and (b) none of the Purchased Assets include any Contract with, or obligation to provide any benefit to, any Principal or any of his Affiliates.

5.25 Accredited Investor; Restricted Securities. The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Seller understands that any Shares issued pursuant to this Agreement has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that such Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that IDSY has no obligation to register or qualify such Shares for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for such Shares, and on requirements relating to IDSY which are outside of the Seller’s control, and which IDSY is under no obligation and may not be able to satisfy. The Seller is acquiring such Shares for its own account for investment and not with a view to, or in connection with, the sale or distribution thereof.

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Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

6.1 Organization and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business. IDSY is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business. Each of IDSY and the Purchaser is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns, leases or operates its properties and assets and each other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization and where the failure to be so qualified would reasonably be expected to materially affect Purchaser’s or IDSY’s business, as applicable.

6.2 Authorization of Agreement. Each of IDSY and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party in connection with the consummation of the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of IDSY and the Purchaser of this Agreement and any other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of IDSY and the Purchaser. This Agreement has been duly and validly executed and delivered by IDSY and the Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of IDSY and the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3, none of the execution or delivery by IDSY or the Purchaser of this Agreement or any other Transaction Document to which it is a party, the consummation of any of the transactions contemplated hereby or thereby, or compliance by IDSY or the Purchaser with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien, upon any of the properties or assets of IDSY or the Purchaser under, any provision of (i) the certificate of incorporation, bylaws or other organizational documents of IDSY or the Purchaser; (ii) any Contract or Permit to which IDSY or the Purchaser is a party or by which IDSY or the Purchaser or any of its properties or assets is bound; (iii) any Order of any Governmental Body applicable to IDSY or the Purchaser or by which IDSY or the Purchaser or any of its properties or assets is bound; or (iv) any applicable Law.

(b) Except as set forth on Schedule 6.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of IDSY or the Purchaser in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which it is a party, the compliance by IDSY or the Purchaser with any of the provisions hereof or thereof, or the consummation of any of the transactions contemplated hereby or thereby.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or limit the ability of IDSY or the Purchaser to enter into this Agreement or any of the other Transaction Document to which it is a party, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder.

6.5 Due and Valid Issuance. The Shares comprising the Equity Payment and the Earn-out Payments (if any) have been duly authorized and, when issued, delivered and paid for at the Closing in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

6.6 SEC Reports.

(a) IDSY has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2014 (the “SEC Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and none of the SEC Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the SEC Reports.

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(b) The consolidated financial statements of IDSY (including any related notes and schedules thereto) included in the SEC Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of IDSY and its subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of IDSY and its subsidiaries contained in IDSY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”) and, except for liabilities reflected in SEC Reports filed prior to the date hereof or incurred in the Ordinary Course of Business or in connection with this Agreement, since December 31, 2016, and except where any such liabilities or obligations have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect, neither IDSY nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c) IDSY and each of its subsidiaries, officers and directors are in compliance in all material respects with, and have complied in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market. Except as has not been and would not reasonably be expected to be material to IDSY, IDSY (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of IDSY’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect IDSY’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in IDSY’s internal control over financial reporting.

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(d) Since January 1, 2014, neither IDSY nor any of its subsidiaries nor, to the knowledge of IDSY’s executive officers, any director, officer, employee, auditor, accountant or representative of IDSY or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of IDSY or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that IDSY or any of its subsidiaries has engaged in questionable accounting or auditing practice.

6.7 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement. No Person is entitled to any fee or commission or like payment from the Purchaser in respect thereof.

6.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including the incurrence of any indebtedness by the Purchaser in connection with the Closing), the Purchaser will be able to pay their respective debts as they become due and will own their respective properties and assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser will have adequate capital to carry on its businesses.

6.9 Independent Investigation; No Reliance. The Purchaser acknowledges (a) that it and its representatives and Affiliates have undertaken their own independent investigation, examination, analysis and verification of the Seller, the Business and the Purchased Assets, including the Purchaser’s own estimate of the value of the Business, (b) that it has had the opportunity to visit with the Seller and the Principals and meet with their respective representatives and Affiliates to discuss the Business and the Purchased Assets, (c) that all materials and information requested by the Purchaser have been provided to Purchaser to Purchaser’s reasonable satisfaction, and (d) that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Seller) as Purchaser deems adequate, including that described above. Neither Purchaser nor any of its Affiliates has relied upon, and Purchaser expressly waives and releases the Seller, the Principals and their respective Affiliates from any liability for any claims or Losses (including claims based upon fraudulent inducement) arising out of, relating to or resulting from, any representation, warranty, statement, advice, document, projection, or other information of any type provided or made available by the Seller, the Principals, any of their respective Affiliates or any of their respective representatives, including any information made available to the Purchaser in the online data room hosted by Generational Equity, except for those representations and warranties expressly set forth in Article V.

Article VII

COVENANTS

7.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser, the Seller shall (x) conduct the Business in the Ordinary Course of Business, and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchise, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller shall:

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(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assumed Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 5.8 to occur.

7.2 Access to Information. From the date hereof until the Closing, the Seller shall (a) permit Representatives of the Purchaser to have access to all premises, properties, Books and Records (including the work papers of the Seller’s independent accountants), Contracts, other records and documents, and personnel, relating to the Business, (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Business as the Purchaser or any of its Representatives may reasonably request, and (c) instruct Representatives of the Seller to cooperate with the Purchaser in its investigation of the Business.

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7.3 Exclusivity.

(a) From the date hereof until the earlier of (1) the date this Agreement is terminated pursuant to Article X or (2) the Closing (the “Exclusivity Period”), neither the Seller nor the Principals shall (i) authorize, direct or permit any of its or their respective Representatives or Affiliates to take any action to directly or indirectly solicit, initiate, seek, encourage, facilitate, approve, endorse, recommend or respond to any inquiry, proposal, or offer (whether formal or informal, written, oral or otherwise) from, or participate in any discussions or negotiations with, any third party regarding any (A) direct or indirect acquisition or sale of the Seller in whole or in part, (B) merger, consolidation, reorganization, recapitalization, liquidation, dissolution or other business combination or extraordinary corporate transaction involving the Seller, (C) acquisition, disposition, or listing on any securities exchange of any portion of the membership interests or voting power of the Seller (whether by sale, assignment, issuance, proxy, pledge, encumbrance or otherwise, other than the issuance of membership interests of the Seller upon exercise or conversion of options, warrants or other equity-based securities issued prior to the date of this Agreement), (D) acquisition or disposition of any material asset or material portion of the assets of the Seller (whether by sale, assignment, option, license, pledge, encumbrance or otherwise, other than bona fide sales and nonexclusive licenses of products in the Ordinary Course of Business) (any such transaction described in clauses (A), (B), (C) or (D) of this Section 7.3(a)(i), a “Third Party Acquisition”); (ii) furnish any non-public information concerning the business, properties or assets of the Seller or division of the Seller to any other Person (other than the Purchaser or its Representatives); or (iii) engage in discussions or negotiations with any Person (other than the Purchaser and its Representatives) concerning any Third Party Acquisition. The Seller agrees that any such discussions or negotiations in progress as of the date of this Agreement shall be immediately terminated and that in no event shall the Seller approve, accept or enter into an agreement concerning any Third Party Acquisition during the Exclusivity Period. During the Exclusivity Period, neither the Seller nor the Principals shall authorize, direct or cause any of their respective Representative or Affiliates to continue or participate in any negotiations or discussions with any Person for the purpose of effecting an acquisition, joint venture with or strategic investment in any other Person or business.

(b) The Seller shall immediately notify any Person with whom or with which discussions or negotiations of the nature described in Section 7.3(a) are pending as of the date hereof that the Seller is terminating such discussions or negotiations. If the Seller receives any inquiry, proposal or offer of the nature described in Section 7.3(a), the Seller shall, within one (1) day after such receipt, notify the Purchaser of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

(c) The Seller agrees that the rights and remedies for noncompliance with this Section 7.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

7.4 Notice of Certain Events.

(a) From the date hereof until the Closing, the Seller and the Principals shall promptly notify the Purchaser in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) has resulted in, or could reasonably result in, any representation or warranty made by the Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 to be satisfied;

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(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement;

(iv) any Legal Proceedings commenced or, to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) The Purchaser’s receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement and shall not be deemed to amend or supplement the Schedules.

7.5 Governmental and Third-Party Notices and Consents.

(a) Each party shall use its reasonable best efforts to obtain or caused to be obtained, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Bodies, and to effect all registrations, filings and notices with or to Governmental Bodies, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Seller and the Principals shall use their respective reasonable best efforts to give all notices to third parties in connection with and obtain all Required Consents.

7.6 Closing Efforts. Each party shall use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to cause (i) its respective representations and warranties to remain true, correct and complete in all material respects through the Closing Date and (ii) the conditions to the obligations of each party to consummate the transactions contemplated by this Agreement to be satisfied.

7.7 Further Assurances.

(a) At any time or from time to time after the Closing, at the request of the Purchaser and without further consideration, the Seller agrees to execute and deliver to the Purchaser any further documents or instruments and perform any further acts that may reasonably be deemed necessary, appropriate or advisable by the Purchaser to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, with respect to any of the Purchased Assets. Nothing herein shall be deemed a waiver by the Purchaser of their right to receive at the Closing an effective assignment of such rights by the Seller as otherwise set forth in this Agreement.

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(b) After the Closing, at the request of the Purchaser and without further consideration, the Seller agrees to use its reasonable best efforts to assist the Purchaser in hiring those former employees of the Seller specified by the Purchaser (such former employees hired by the Purchaser, the “Continuing Employees”). In furtherance of the foregoing:

(i) Purchaser shall cause the Code Section 401(k) plan designated by IDSY to receive rollovers (the “Purchaser 401(k) Plan”) to permit, for a period of at least 90 days following the Closing Date, each Continuing Employee who was a participant in the Seller 401(k) Plan as of the Closing date to voluntarily roll over his or her vested account in the Seller 401(k) Plan, including any participant loan that is not in default status at the time it is rolled over, to such Purchaser 401(k) Plan. IDSY, Purchaser and Seller shall take, or shall cause the Seller 401(k) Plan and the Purchaser 401(k) Plan, as applicable, to take, any actions reasonably necessary to effect such rollovers.

(ii) Purchaser will use commercially reasonable efforts to maintain employee benefit plans and compensation opportunities for the benefit of the Continuing Employees that provide employee benefits and compensation opportunities that, in the aggregate, are similar to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Purchaser and/or IDSY under the Purchaser Benefit Plans. For purposes of this Agreement, “Purchaser Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other employee plan, program, policy, practices, procedure, arrangement or agreement maintained, contributed to or required to be contributed to by Purchaser and/or IDSY; provided, however, such term shall not include any such plan, agreement, or arrangement that is closed or “frozen” to new participants as of the date of this Agreement.

(iii) To the extent applicable to any Purchaser Benefit Plan providing benefits to the Continuing Employees, each Continuing Employee shall be credited with his or her years of service with the Seller and its predecessors to the same extent as such Continuing Employee was entitled to credit for such service under any applicable Seller Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided, however, that the foregoing shall not apply to benefit accrual (including minimum pension amount), eligibility for early retirement and eligibility for retiree welfare benefit plans, or to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(iv) As of the Closing Date, Purchaser shall use commercially reasonable efforts to provide that: (A) each Continuing Employee shall be immediately eligible to participate in any and all Purchaser Benefit Plans that provide coverage similar in type to an applicable Seller Benefit Plan in which such Continuing Employee was participating immediately prior to the Closing; (B) all pre-existing condition exclusions and actively-at-work requirements of the Purchaser Benefit Plans shall be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Seller Benefit Plan in which such Continuing Employee and his or her covered dependents, as applicable, participated or was eligible to participate immediately prior to the Closing Date; and (C) any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Seller Benefit Plan ending on the Closing Date shall be taken into account under the Purchaser Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with a Purchaser Benefit Plan.

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7.8 Transfer Restrictions. Each certificate representing the Shares shall, until such time that the Shares are not so restricted under the Securities Act, bear the following legend (together with any other legend or legends required by the applicable state securities laws or otherwise, if any):

“The shares represented hereby have not been registered under the Securities Act of 1933, and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No such transfer may be effected without an effective registration statement related thereto or an opinion of counsel in a form satisfactory to the Company that such registration is not required under the Securities Act of 1933.”

7.9 Confidentiality. Each of the Seller and Principals acknowledges that it and its respective Affiliates possess and may continue to possess after the Closing knowledge of confidential and valuable business information relating to the Business and the Purchased Assets not generally known by or available to the public and agrees, and shall cause its respective Affiliates, at all times (a) to keep confidential all such information, (b) not to use such confidential information on its own behalf (except in connection with the transactions contemplated hereby) or on behalf of any other Person, other than the Purchaser or the Purchaser’s Affiliates, and (c) not to disclose such confidential information to any third party (other than to the Seller’s counsel, accountants and other advisors in connection with the transactions contemplated hereby) without the Purchaser’s prior written approval; provided, however, that none of the Seller or the Principals shall have any such obligations with respect to confidential information that has become a matter of public knowledge or has been or is hereafter publicly disclosed, in any case through no fault of the Seller, any Principal or any of their respective Affiliates or representatives.

7.10 Preservation of Records. The Purchaser shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Purchaser for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other Laws. Neither the Purchaser nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other party with the opportunity to obtain or copy such books, records, or accounts at such other party’s expense. Promptly upon request by the Purchaser made at any time following the Closing Date, the Seller shall authorize the release to the Purchaser or all files pertaining to the Seller, the Purchased Assets or the Business held by any federal, state, county or local authorities, agencies or instrumentalities.

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7.11 Publicity. None of the Seller, any Principal or any of their respective Affiliates shall issue any press release or public announcement concerning this Agreement or any of the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement. The parties acknowledge that IDSY will be required to make filings with the Securities and Exchange Commission disclosing the terms of this Agreement and the transactions contemplated thereby.

7.12 Collection of Receivables. Following the Closing, if the Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, the Seller or its Affiliate shall remit such funds to the Purchaser within five (5) Business Days after its receipt thereof. Following the Closing, if the Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, the Purchaser or its Affiliate shall remit any such funds to the Seller within five (5) Business Days after its receipt thereof. Further, the Purchaser and the Seller agree to use their reasonable best efforts to cooperate in notifying customers, or prior customers, of the Business to make all payments in connection with the Business directly to the Purchaser and shall otherwise direct correspondence and inquiries relating to the Business to the Purchaser.

7.13 Tax Matters.

(a) The Seller shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of any of the transactions contemplated by this Agreement and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

(b) Following the Closing, the Seller and the Purchaser shall, as reasonably requested by the other: (i) assist the other party in preparing any Tax Returns relating to the Business or the Purchased Assets which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any Tax audit of, or dispute with, any Taxing Authority regarding, and any Legal Proceeding relating to, liability for Taxes, in the preparation or conduct of any Legal Proceeding or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Business; and (iii) make available to the other party, as reasonably requested, and to any Taxing Authority all information, records, and documents relating to Taxes relating to the Business.

(c) All real property Taxes, personal property Taxes and similar ad valorem obligations, if any, levied on the Business or the Purchased Assets for a taxable period that begins prior to but ends after the Closing Date, whether or not imposed or assessed before or after the Closing Date, shall be apportioned between the Purchaser and the Seller based on the number of days of such taxable period included in the taxable period prior to the Closing Date and the number of days of such taxable period after the Closing Date. The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the taxable period prior to the Closing Date, and the Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to such taxable period after the Closing Date.

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(d) On or before the Closing Date, the Seller shall furnish to the Purchaser or IDSY all evidence of any sales Tax exemptions claimed with respect to sales in any Pre-Closing Tax Period, including but not limited to any vendor resale certificates. To the extent that any such evidence is not provided with respect to any sales in any Pre-Closing Tax Period, the Seller shall obtain and furnish to the Purchaser or IDSY such evidence within ninety (90) days of the Closing Date. If the Seller does not obtain and furnish to the Purchaser or IDSY evidence of a sales Tax exemption for any sale in a Pre-Closing Tax Period within ninety (90) days of the Closing Date, the Seller shall pay the sales Tax due on each such sale to the proper Taxing Authority and file, at its own expense, all necessary Tax Returns with respect to all such sales, and shall furnish to the Purchaser or IDSY evidence of each such payment and a copy of any such Tax Returns.

7.14 Name Change. On or promptly after the Closing Date, the Seller and Keytroller, Inc. shall amend their respective organizational documents to change their respective names to names that do not, and the Seller agrees, on behalf of itself and its Affiliates, from and after the Closing, not to, use all or any portion of the name Keytroller, any name similar thereto, or any abbreviated version of the foregoing, anywhere in the world for any purpose, without the prior written consent of the Purchaser.

7.15 Non-Competition. As a material inducement to the Purchaser’s consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Purchaser’s acquisition of the goodwill associated with the Business, the Seller and each Principal agrees as follows:

(a) The Seller and the Principals (each, a “Restricted Party” and, collectively, the “Restricted Parties”) shall not, during the period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Restricted Period”) (computed by excluding from such period any time during which such Person or its respective Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.15(a)), directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, independent contractor, agent, partner, advisor, or otherwise) any business that competes with the Business anywhere in the world, or at any time following the Closing Date, other than to the extent required in its capacity as an employee of the Purchaser, or make any use of any Seller IP.

(b) Each Restricted Party shall not, during the Restricted Period (computed by excluding from such period any time during which such Person or its respective Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.15(b)), directly or indirectly, solicit or accept business from any customer or prospective customer of the Seller with whom it had any contact in the twenty-four (24) month period prior to the Closing Date with respect to any products or services sold by the Business as of the Closing Date.

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(c) The Seller and each Principal shall not, during the Restricted Period (computed by excluding from such period any time during which such Person or its respective Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.15(c)), directly or indirectly, solicit or attempt to induce any Person who either (i) was an employee of the Purchaser or IDSY as of the Closing Date or (ii) was an employee of the Seller as of the Closing Date and received an employment offer from the Purchaser or IDSY, to terminate his or her employment with the Purchaser or any Affiliate of the Purchaser. For the avoidance of doubt, an employee shall not be deemed to have been solicited or as a result hired for employment solely as a result of a general public advertisement or other such general solicitation of employment.

(d) Each Principal agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, the Purchaser’s acquisition of the goodwill associated with the Business. If a judicial or arbitral determination is made that any provision of this Section 7.15 constitutes an unreasonable or otherwise unenforceable restriction against any of the Principals or their respective Affiliates, then the provisions of this Section 7.15 shall be rendered void only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 7.15 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 7.15 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 7.15 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such agreement.

(e) Each Principal acknowledges that it has carefully read and considered the provisions of this Section 7.15. Each Principal acknowledges that it has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 7.15. Each Principal also acknowledges and understands that these restrictions are reasonably necessary to protect interests of the Purchaser and its Affiliates, including, without limitation, protection of the goodwill acquired, and each Principal acknowledges that such restrictions will not prevent it from conducting businesses that are not included in the restricted business set forth in this Section 7.15 during the periods covered by the restrictive covenants set forth in this Section 7.15. Each Principal also acknowledges that the transactions contemplated by this Agreement constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 7.15.

Article VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or wavier by the Purchaser) of the following additional conditions:

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(a) Other than the representations and warranties of the Seller and the Principals contained in Section 5.1, Section 5.2, Section 5.6 and Section 5.21, the representations and warranties of the Seller and the Principals set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Seller Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Seller Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date). The representations and warranties of the Seller and the Principals contained in Section 5.1, Section 5.2, Section 5.6 and Section 5.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Seller and the Principals shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it as of or prior to the Closing Date.

(c) The Seller and the Principals shall have obtained at their own expense (and shall have provided executed copies thereof to the Purchaser) all Required Consents, all of which shall be in full force and effect.

(d) No Legal Proceeding (i) challenging or seeking to prevent the consummation of the transactions contemplated by this Agreement, or (ii) that would cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) that would affect adversely the right of the Purchaser to own, operate or control any of the Purchased Assets, or to conduct the Business as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(e) No Seller Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred or arisen that would reasonably be expected to result in a Seller Material Adverse Effect.

(f) The Seller and the Principals shall have duly executed and delivered each Transaction Document (other than this Agreement) to which it is a party and such other documents or deliverables required of it in connection with the Closing under Section 4.2.

(g) The Purchaser shall have received all Permits that are necessary for it to conduct the Business as conducted by the Seller as of the Closing Date.

(h) The Seller shall have delivered to the Purchaser payoff letters with respect to all indebtedness of the Seller and documents evidencing the release or termination of all Liens on the Purchased Assets, and copies of UCC termination statements to be filed upon the Closing with respect to all UCC financing statement evidencing Liens.

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(i) The Purchaser or IDSY shall have obtained the Acquisition Financing.

(j) The Shares comprising the Equity Payment, together with shares of IDSY’s common stock to be issued in connection with the Acquisition Financing (if the Acquisition Financing is not a “public offering” as such term is defined by NASDAQ Listing Rule 5635), shall not exceed 19.99% of IDSY’s outstanding shares of common stock as of the Closing Date.

(k) The Purchaser shall have received all governmental and other approvals necessary in the reasonable discretion of the Purchaser to proceed with the Closing.

(l) IDSY shall have received from the Seller the Audited Financials.

(m) Tibbo shall have executed and delivered to the Purchaser the Master Agreement between Tibbo and the Purchaser in form mutually agreeable to the parties thereto.

(n) Each of the Key Employees shall have executed and delivered to the Purchaser an offer letter and severance agreement in form mutually agreeable to the parties thereto.

(o) IDSY shall have received any and all consents required under that certain Loan and Security Agreement, dated as of December 18, 2015, among Siena Lending Group LLC, as lender, IDSY and Asset Intelligence, LLC, as borrowers, and the other loan party obligors party thereto from time to time.

(p) IDSY shall have received from the Seller the results of an inventory count of the Business as of the date immediately prior to the Closing Date.

(q) The Seller shall have terminated, at no cost to IDSY or the Purchaser, all compensation arrangements (whether written or oral) with Gil Combs and Rick Kunath, including but not limited to the Executive Agreement between the Seller and Gil Combs, and delivered evidence, satisfactory to the Purchaser, of such termination to the Purchaser.

8.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or wavier by the Seller) of the following additional conditions:

(a) Other than the representations and warranties of the Purchaser contained in Section 6.1, Section 6.2 and Section 6.7, the representations and warranties of the Purchaser set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Purchaser Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Purchaser Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date). The representations and warranties of the Purchaser contained in Section 6.1, Section 6.2 and Section 6.7 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it as of or prior to the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Body and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Purchaser shall have duly executed and delivered each Transaction Document (other than this Agreement) and such other documents or deliverables required of it in connection with the Closing under Section 4.2.

(e) No Purchaser Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred or arisen that would reasonably be expected to result in a Purchaser Material Adverse Effect.

(f) The Purchaser shall have executed and delivered to Tibbo the Master Agreement between Tibbo and the Purchaser in form mutually agreeable to the parties thereto.

(g) The Purchaser shall have executed and delivered to each of the Key Employees an offer letter and severance agreement in form mutually agreeable to the parties thereto.

Article IX

INDEMNIFICATION

9.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive for eighteen (18) months after the Closing Date; provided that the representations and warranties contained in (a) Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.7 (Undisclosed Liabilities), Section 5.11(b) (Title to and Sufficiency of Assets) and Section 5.21 (Financial Advisors) shall survive indefinitely, and (b) Section 5.9 (Taxes), Section 5.14 (Employee Benefit Plans) and Section 5.18 (Environmental Matters) (together with the representations and warranties described in clause (a) of this Section 9.1, each, a “Fundamental Representation” and collectively, the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. Notwithstanding the foregoing, if a written claim or written notice is given under this Article IX with respect to any representation or warranty prior to the expiration of the applicable survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

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9.2 Indemnification by the Seller and the Principals. Subject to Section 9.5 hereof, the Seller and each Principal, jointly and severally, hereby agree to reimburse, defend, indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, Liabilities, fines, damages, Taxes and Expenses (individually, a “Loss” and, collectively, “Losses”) relating to, based upon, resulting from or arising out of:

(a) any inaccuracy or breach of any of the representations or warranties made by the Seller or any Principal in this Agreement or any of the other Transaction Documents;

(b) any breach of or failure to perform any covenant or agreement made by the Seller or any Principal in this Agreement or any of the other Transaction Documents;

(c) the ownership, use or operation of any of the assets or properties of the Seller (including any of the Purchased Assets) or the Business prior to the Closing;

(d) any of the Excluded Assets or Excluded Liabilities;

(e) any and all Taxes (i) relating to any Pre-Closing Tax Period with respect to the Business, the Purchased Assets or the Assumed Liabilities, or (ii) relating to the Seller or any of its equity holders or Affiliates, including, but not limited to, any Taxes that will arise as a result of the sale of the Purchased Assets and Assumed Liabilities pursuant to this Agreement, or any deferred Tax liabilities;

(f) any Environmental Claim or the investigation, remediation or correction of any Environmental Condition caused by, relating to or arising out of (i) any condition prior to the Closing at the Leased Real Property or any property previously owned, leased or operated by the Seller or any of its respective predecessors in interest, as applicable; and (ii) the operations prior to the Closing of the Seller or any of its predecessors in interest, as applicable, including arising out of the disposal, migration, Release or threatened Release of any Hazardous Substance owned, controlled or possessed by the Seller or any of its predecessors in interest, as applicable;

(g) any failure of the Seller or any of its predecessors in interest, as applicable, to comply with any Environmental Law prior to the Closing, including the installation of any pollution control equipment or other equipment to bring the Business or Purchased Assets into compliance with all Environmental Laws;

(h) any Liability arising under any Environmental Law assumed by the Seller or any of its predecessors in interest, as applicable, prior to the Closing pursuant to the terms of any Contract, Real Property Lease, settlement or other written and legally binding arrangement between or among the Seller or any of its predecessors in interest, as applicable, and any other Person; or

(i) any matter disclosed or required to be disclosed in Schedule 5.16.

The foregoing agreement to indemnify shall not include any Loss solely resulting from a Purchaser Indemnified Party’s willful misconduct.

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9.3 Indemnification by Purchaser. Subject to Section 9.5 hereof, the Purchaser hereby agrees to reimburse, defend, indemnify and hold harmless the Seller, the Principals and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses relating to, based upon, resulting from or arising out of:

(a) any inaccuracy or breach of any of the representations or warranties made by the Purchaser in this Agreement or any of the other Transaction Documents;

(b) any breach of or failure to perform any covenant or agreement made by the Purchaser or IDSY in this Agreement or any of the other Transaction Documents; or

(c) any of the Assumed Liabilities.

The foregoing agreement to indemnify shall not include any Loss solely resulting from a Seller Indemnified Party’s willful misconduct.

9.4 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim, the party seeking indemnification (the “Indemnified Party”) shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against any Indemnification Claim and if the Indemnifying Party elects to defend against any Indemnification Claim, it shall within twenty (20) Business Days (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party does not elect within the Dispute Period to defend against any Indemnification Claim, the Indemnified Party may defend against such Indemnification Claim, provided that, if the Indemnified Party shall control the defense of any such claim, (i) the Indemnified Party shall give the Indemnifying Party written notice of the Indemnified Party’s intention to admit liability with respect to, or settle, compromise or discharge a claim, and (ii) obtain the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, before admitting liability with respect to, or settling, compromising or discharging a claim. If the Indemnifying Party elects to defend against any Indemnification Claim, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Indemnification Claim, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, and (iii) the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, based upon the advice of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, or there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one firm of counsel (in addition to local counsel) for all Indemnified Parties in connection with an Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 9.4 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise, or permit a default or consent to entry of any judgment with respect to, any Indemnification Claim (each, a “Settlement”) unless (i) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim, (ii) such Settlement does not impose any Liabilities on the Indemnified Party, and (iii) with respect to any non-monetary provision of such Settlement, such provisions would not, in the Indemnified Party’s reasonable judgment, have or be reasonably expected to have any adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party.

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(b) If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case and subject to the limitations set forth in Section 9.4(a), the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement.

(c) In the event that an Indemnified Party should have an Indemnification Claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Legal Proceeding or claim by a third party, the Indemnified Party shall send written notice to the Indemnifying Party describing in reasonable detail the nature of such Indemnification Claim and the Indemnified Party’s estimate of the amount of Losses attributable to such Indemnification Claim. The Indemnifying Party shall have twenty (20) Business Days from the date such claim notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party’s notice or Indemnification Claim, setting forth in reasonable detail each of the Indemnifying Party’s objections thereto. If the Indemnifying Party does not deliver such written notice of objection within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party’s Indemnification Claim, and shall have no further right to contest the validity of such Indemnification Claim. If the Indemnifying Party does deliver such written notice of objection within such twenty (20) Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within thirty (30) days of the delivery by the Indemnifying Party of such written notice of objection, and if not resolved in such thirty (30) day period, may be resolved through Legal Proceedings brought by either party or by such other means as such parties mutually agree.

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(d) If the Seller does not deliver a written notice of objection to a Purchaser Indemnified Party with respect to an Indemnification Claim in accordance with Section 9.4(c), or an Indemnification Claim of a Purchaser Indemnified Party has been finally resolved by a Law of a Governmental Body with respect to which all appeals have been determined or rights to appeal have expired, by a Settlement or by agreement of such Purchaser Indemnified Party and the Seller (in any such case, a “Resolution”), the amount of Losses incurred by such Purchaser Indemnified Party with respect to such Indemnification Claim shall be the joint and several obligations of the Seller and the Principals and shall be paid to such Purchaser Indemnified Party promptly following such Resolution.

9.5 Additional Indemnification Provisions.

(a) Any Indemnification Claim to be made by the Purchaser or the Seller, as the case may be, shall be made on or prior to the expiration of the applicable survival period set forth in Section 9.1, except as otherwise provided therein.

(b) Other than with respect to the Fundamental Representations or any representations and warranties the inaccuracy or breach of which is the result of fraud, on or prior to the Closing, to which the Indemnity Threshold (as defined below) shall not apply, none of the Purchaser Indemnified Parties shall be permitted to recover any Losses under Section 9.2(a), unless and until the aggregate amount of Losses under such Section considered together exceeds $75,000 (the “Indemnity Threshold”), whereupon the Purchaser Indemnified shall be entitled to indemnification hereunder for all such Losses in excess of the Indemnity Threshold.

(c) Other than with respect to any representations and warranties the inaccuracy or breach of which is the result of intentional or willful misrepresentation of material facts in this Agreement which constitutes common law fraud under applicable laws, on or prior to the Closing, to which the Indemnity Threshold shall not apply, none of the Seller Indemnified Parties shall be permitted to recover any Losses under Section 9.3(a), unless and until the aggregate amount of Losses under such Section considered together exceeds the Indemnity Threshold, whereupon the Seller Indemnified shall be entitled to indemnification hereunder for all such Losses in excess of the Indemnity Threshold.

(d) In no event shall the total indemnification to be paid under Section 9.2 for Losses arising with respect to all matters exceed $900,000, with the exception of indemnification for (x) any inaccuracy or breach of any of the representations and warranties as a result of intentional or willful misrepresentation of material facts in this Agreement which constitutes common law fraud under applicable laws and (y) any inaccuracy or breach of any of the Fundamental Representations to which the total indemnification to be paid under Section 9.2 for Losses arising with respect to such matters exceed the Purchase Price.

(e) No Indemnifying Party shall have any liability for Losses under Section 9.2 or Section 9.3, as applicable, to the extent the Indemnified Party(s) fails to use its reasonable best efforts to mitigate such Losses, and no Losses related thereto shall be aggregated for purposes of Section 9.5(b).

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(f) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of a separate claim for indemnification related to the same subject matter.

(g) Except as set forth in Section 9.5(i), an Indemnified Party shall have no right to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Agreement, including this Article IX, or any of the documents and instruments executed and delivered pursuant hereto by setting off any amounts owed to the Indemnifying Party by the Indemnified Party.

(h) The obligation of the Seller and Principals to indemnify the Purchaser Indemnified Parties against any Losses under Section 9.2 shall be reduced by the amount of insurance proceeds or other cash receipts or sources of reimbursement receivable by the Purchaser Indemnified Parties from third parties, including third party insurers, with respect to such Losses or the underlying reasons therefor. No party shall take any action to provide that a right of subrogation shall accrue or inure to the benefit of any source of any amounts described in this Section 9.5(h).

(i) In the event any Purchaser Indemnified Party incurs or sustains any Losses in connection with any sales Taxes relating to any Pre-Closing Tax Period with respect to the Business or the Purchased Assets (“Sales Tax Indemnifiable Losses”), any Earn-out Payments payable under Section 3.2 shall be available to compensate such Purchaser Indemnified Party for the amount of any such Sales Tax Indemnifiable Losses and subject to set-off for any such Sales Tax Indemnifiable Losses; provided, however, that the payment of the Earn-out Payments shall not serve as a bar to recovery by the Purchaser Indemnified Parties from the Seller and the Principals of any Sales Tax Indemnifiable Losses and the Purchaser Indemnified Parties shall be entitled to look directly to the Seller and the Principals for any Sales Tax Indemnifiable Losses in excess of the Earn-out Payments.

9.6 Tax Treatment of Indemnity Payments. The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the consideration for the Purchased Assets for federal, state, local and foreign income tax purposes.

9.7 Exclusive Remedy. The sole and exclusive remedy for any breach of or inaccuracy, or alleged breach of or inaccuracy, of any representation or warranty in this Agreement shall be indemnification in accordance with this Article IX, except with respect to any claim based upon intentional or willful misrepresentation of material facts in this Agreement which constitutes common law fraud under applicable laws or willful misrepresentation or misconduct by the Purchaser or the Seller; provided that in no event shall a party be entitled to recover and each party specifically waives, any right to recover, consequential, special, punitive, indirect, exemplary, incidental or speculative damages, including loss of future revenue, income or profits, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

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Article X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the parties;

(b) by the Purchaser by written notice to the Seller if:

(i) the Seller is in breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of any of the conditions specified in Section 8.1 and such breach is not cured within five (5) days following delivery by the Purchaser to the Seller of written notice of such breach; or

(ii) the Closing shall not have occurred on or before August 1, 2017 by reason of the failure of any condition precedent under Article VIII (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant contained in this Agreement);

(c) by the Seller by written notice to the Purchaser if:

(i) the Purchaser is in breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of any of the conditions specified in Section 8.2 and such breach is not cured within five (5) days following delivery by the Seller to the Purchaser of written notice of such breach; or

(ii) the Closing shall not have occurred on or before August 1, 2017 by reason of the failure of any condition precedent under Article VIII (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

10.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1, all obligations of the parties hereunder shall terminate without any Liability of any party to the other parties (except for any Liability of a party for fraud, intentional misrepresentation or willful breach of any provision of this Agreement prior to such termination).

Article XI

MISCELLANEOUS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, the Purchaser and the Seller shall bear its own Expenses incurred in connection with the negotiation, preparation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby, including all fees and disbursements of counsel, accountants, investment bankers and other advisors retained by such party; provided, however, that the Expenses of Warren Averett LLC and The CFO Connections, Inc. relating to the preparation of the Audited Financials shall be borne equally by the Purchaser and the Seller.

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11.2 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.5.

11.3 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.

11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party(ies) pursuant to this provision):

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If to the Seller or the Principals to:

Keytroller, LLC

3907 W. Martin Luther King Blvd.

Tampa, Florida 33614

Attention: Terry Wickman

Phone: (813) 877-4500

Facsimile: (813) 871-6250

With copies to (which shall not constitute notice) to:

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602

Attention: Randy Wolfe, Esq.

Phone: (813) 229-2300

Facsimile: (813) 221-4210

If to the Purchaser or IDSY, to:

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attention: Chris Wolfe

Phone: (201) 996-9000

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Jeffrey Spindler, Esq.

Phone: (212) 451-2300

Facsimile: (212) 451-2222

11.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

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11.7 Guaranty of Purchaser Obligations by IDSY. In addition to any and all other covenants, obligations and rights of IDSY set forth in this Agreement, IDSY covenants and agrees, jointly and severally with the Purchaser, that IDSY will cause Purchaser to perform all of its obligations under this Agreement in a complete and timely manner, including without limitation any and all operating, document delivery and payment obligations. If Purchaser wrongfully fails to perform any such obligations, IDSY may be called upon directly by Seller to perform such obligations and IDSY shall perform such obligations. Without limitation, IDSY also covenants and agrees to take such action and to deliver such documents and agreements as may be required by it under this Agreement or as may reasonably be required to give effect to the transactions contemplated by this Agreement. These covenants of IDSY are given by IDSY to Seller and the Principals as a principal obligor, and not merely as surety.

11.8 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except as otherwise contemplated by Sections 9.2 and 9.3. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller or the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign its rights, interests and obligations hereunder to any Affiliate; provided, further, that no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.9 Specific Performance. The parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The Seller and the Purchaser accordingly agree that the non-breaching party shall be entitled, in addition to any other remedies available under applicable Law or this Agreement, to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement, without the requirement to post bond or other security.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, ..pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

I.D. SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Chris Wolfe
Name:	Chris Wolfe
Title:	Chief Executive Officer

PURCHASER:

KEYTROLLER, LLC,
a Delaware limited liability company

By:	I.D. SYSTEMS, INC., its sole member

By:	/s/ Chris Wolfe
Name:	Chris Wolfe
Title:	Chief Executive Officer

SELLER:

KEYTROLLER, LLC, a Florida limited liability company

By:	/s/ Terry Wickman
Name:	Terry Wickman
Title:	Manager

PRINCIPALS:

KEYTROLLER, INC.

By:	/s/ Terry Wickman
Name:	Terry Wickman
Title:	President

/s/ TERRY WICKMAN
TERRY WICKMAN

/s/ GARY WICKMAN
GARY WICKMAN

/s/ DMITRY SLEPOV
DMITRY SLEPOV

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Exhibit A

Form of Bill of Sale

BILL OF SALE

Keytroller, LLC,

a Florida limited liability company

Dated: July [_], 2017

Pursuant to the terms of that certain Asset Purchase Agreement, dated as of July 11, 2017 (the “Purchase Agreement”), by and among I.D. Systems, Inc., a Delaware corporation, Keytroller, LLC, a Delaware limited liability company (the “Purchaser”), Keytroller, LLC, a Florida limited liability company (the “Seller”), and the individuals listed on the signature page thereto, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby sell, assign, transfer, convey and deliver to the Purchaser, effective as of the date hereof, all of its right, title and interest in and to the Purchased Assets (as defined in the Purchase Agreement), free and clear of all Liens of any nature whatsoever. Nothing contained in this Bill of Sale shall be construed to limit or terminate the representations, warranties, covenants and agreements set forth in the Purchase Agreement. Capitalized terms used in this Bill of Sale not defined herein shall have the meanings given to them in the Purchase Agreement.

This Bill of Sale shall be binding upon the successors and permitted assigns of the Seller and shall inure to the benefit of the successors and permitted assigns of the Purchaser. In case of any conflict or inconsistency between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall prevail.

This Bill of Sale shall be governed by the laws of the State of New York, without regard to conflict of laws rule or principle that might refer the governance or the construction of this Bill of Sale to the laws of another jurisdiction, and may not be amended or modified except by a written instrument executed by the parties hereto.

The Seller agrees to execute and deliver to the Purchaser such further instruments of transfer and assignment as the Purchaser may reasonably from time to time request in order to transfer and assign to, and vest in, the Purchaser all of the right, title and interest hereby transferred and assigned or intended so to be.

This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Bill of Sale and all of which, when taken together, shall be deemed to constitute one and the same instrument, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Bill of Sale shall be given the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be duly executed as of the date first written above.

KEYTROLLER, LLC, a Florida limited liability company

By:
Name:	Terry Wickman
Title:	Manager

Exhibit B

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

Keytroller, LLC,

a Florida limited liability company

This Assignment and Assumption Agreement (this “Agreement”) is dated as of July [__], 2017, by and between Keytroller, LLC, a Delaware limited liability company (the “Purchaser”), and Keytroller, LLC, a Florida limited liability company (the “Seller”).

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of July 11, 2017 (the “Purchase Agreement”), by and among I.D. Systems, Inc., a Delaware corporation, the Purchaser, the Seller, and the individuals listed on the signature page thereto, the Seller has agreed to transfer to the Purchaser, and the Purchaser has agreed to assume from the Seller, the Assumed Liabilities; and

WHEREAS, capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Assignment and delegation. The Seller hereby assigns, transfers, conveys and delegates to the Purchaser the Assumed Liabilities (as defined in the Purchase Agreement) of the Seller.

2.       ASSUMPTION OF OBLIGATIONS AND LIABILITIES. The Purchaser hereby assumes, effective as of the date hereof, the Assumed Liabilities of the Seller. From and after the date hereof, the Purchaser shall pay, honor, perform and discharge when due the Assumed Liabilities of the Seller. The Purchaser shall not, by entering into this Agreement or any other Transaction Document, assume or be obligated or liable for any Excluded Liabilities.

3.       MISCELLANEOUS.

3.1       Amendment. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto.

3.2       Interpretation.

(a)       In case of any conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall prevail.

(b)       The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

3.3       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

3.4       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

[Signature Page to Assignment and Assumption Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

KEYTROLLER, LLC, a Delaware limited liability company

By: I.D. SYSTEMS, INC., its sole member

By:
Name:
Title:

KEYTROLLER, LLC, a Florida limited liability company

By:
Name:	Terry Wickman
Title:	Manager

2

Exhibit C

Form of Domain Name Assignment

DOMAIN NAME ASSIGNMENT

This Domain Name Assignment is effective as of the [__] day of July, 2017.

WHEREAS, Keytroller, LLC, a limited liability company organized and existing under the laws of Florida, with an address of 3907 W. Martin Luther King Blvd., Tampa, Florida 33614 (“Assignor”), owns the domain name www.keytroller.com, as well as common law rights to said domain name (the “Domain Name”);

WHEREAS, Keytroller, LLC, a limited liability company organized and existing under the laws of Delaware, with an address of c/o I.D. Systems, Inc., 123 Tice Boulevard, Woodcliff Lake, New Jersey 07677 (“Assignee”), desires to acquire the Domain Name, together with the goodwill of the business connected with and symbolized by the Domain Name.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, transfers and assigns, free and clear of all liens and encumbrances, the Domain Name and the registration thereof, together with the goodwill of the business connected with and symbolized by such Domain Name, and any trademark, service mark, or intellectual property rights relating thereto, to the extent any such trademark, service mark, or intellectual property rights exist. Assignor shall cooperate with Assignee and follow Assignee’s reasonable instructions in order to effectuate the transfer of the Domain Name registrations in a timely manner. Specifically, within five (5) days of the effective date of this Domain Name Assignment, Assignor agrees to execute and transmit any necessary documentation and/or electronic instructions to the registrar of the Domain Name, proposed by Assignee in reasonable form and content, and/or to correspond, as may be reasonably requested by Assignee, with the registrar to authorize the transfer of the Domain Name to Assignee.

KEYTROLLER, LLC, a Florida limited liability company

By:
Name:	Terry Wickman
Title:	Manager

KEYTROLLER, LLC, a Delaware limited liability company

By: I.D. SYSTEMS, INC., its sole member

By:
Name:
Title:

Exhibit D

Form of Trademark Assignment

TRADEMARK ASSIGNMENT

This Trademark Assignment is effective as of the [__] day of July, 2017.

WHEREAS, Keytroller, LLC, a limited liability company organized and existing under the laws of Florida, with an address of 3907 W. Martin Luther King Blvd., Tampa, Florida 33614 (“Assignor”), is the owner of the trademarks listed on Schedule A (the “Marks”) as well as any registrations and/or applications for the same, as listed on Schedule A; and

WHEREAS, Keytroller, LLC, a limited liability company organized and existing under the laws of Delaware, with an address of c/o I.D. Systems, Inc., 123 Tice Boulevard, Woodcliff Lake, New Jersey 07677 (“Assignee”), desires to acquire the Marks, and any and all registrations and/or applications therefor, together with the goodwill of the business connected with and symbolized by the Marks;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns and transfers to Assignee, its successors and assigns, absolutely and forever, the entire right, title and interest, whether statutory or at common law, in and to the Marks, together with the goodwill of the business connected with and symbolized by the Marks throughout the world and any and all registrations and/or applications therefor, together with all causes of action for previously occurring infringements of the rights being assigned, and the right to receive and retain the proceeds relating to those infringements.

KEYTROLLER, LLC, a Florida limited liability company

By:
Name:	Terry Wickman
Title:	Manager

KEYTROLLER, LLC, a Delaware limited liability company

By: I.D. SYSTEMS, INC., its sole member

By:
Name:
Title:

SCHEDULE A

UNREGISTERED TRADEMARKS

APPLICATIONS/REGISTRATIONS

Country	Mark	Serial/Reg. No.	Class

Exhibit E

Form of Miscellaneous Assignment

MISCELLANEOUS ASSIGNMENT

This Assignment, effective as of July [__], 2017 (the “Effective Date”), is by and between Keytroller, LLC, a limited liability company organized and existing under the laws of Florida, with an address of 3907 W. Martin Luther King Blvd., Tampa, Florida 33614 (hereinafter referred to as “Assignor”), and Keytroller, LLC, a limited liability company organized and existing under the laws of Delaware, with an address of c/o I.D. Systems, Inc., 123 Tice Boulevard, Woodcliff Lake, New Jersey 07677 (hereinafter referred to as “Assignee”).

WHEREAS, Assignor wishes to assign to Assignee all right, title and interest in and to the items specified on Schedule A hereto; and

WHEREAS, Assignee wishes to accept such assignment.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledges, the parties agree as follows:

1.       Assignor hereby assigns to Assignee, and Assignee hereby accepts, all rights, title and interest in and to the items specified on Schedule A, including all renewal rights in such items.

2.       Assignor agrees to execute such other documents as may be reasonably requested by Assignee and to take any other actions necessary to give effect to the terms hereof.

3.       By their signatures below, the parties hereto represent that they have full right, power and authority to enter into and perform under this agreement.

IN WITNESS THEREOF, the parties hereto are duly authorized to and do hereby execute this Miscellaneous Assignment as of the Effective Date.

KEYTROLLER, LLC, a Florida limited liability company

By:
Name:	Terry Wickman
Title:	Manager

KEYTROLLER, LLC, a Delaware limited liability company

By: I.D. SYSTEMS, INC., its sole member

By:
Name:
Title:

SCHEDULE A

All right, title and interest in and to any social media accounts owned by Assignor, including, but not limited to the following:

https://www.facebook.com/pg/Keytroller/posts/

https://www.linkedin.com/company/keytroller-llc

Exhibit F

Form of Lease

LEASE AGREEMENT

BY AND BETWEEN

Wickman Enterprises, LLC,

AS LANDLORD

AND

KEYTROLLER, LLC
AS TENANT

DATE: _______________, 2017

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of this ___ day of ___________, 2017 (the “Effective Date”), by and between WICKMAN ENTERPRISES, LLC, a Florida limited liability company (hereinafter referred to as the “Landlord”) and KEYTROLLER, LLC, a Delaware limited liability company (hereinafter referred to as the “Tenant”), with reference to the following facts:

A.       Landlord is the owner of that certain parcel of land and all buildings and improvements thereon located at 3907 W. Martin Luther King Blvd., Tampa, Hillsborough County, Florida 33614, as more particularly described on Exhibit A attached hereto and by this reference incorporated herein (the “Property”).

B.       Tenant desires to lease from Landlord, and Landlord has agreed to lease to Tenant, upon the terms and conditions contained herein, certain space at the Property consisting of approximately 4,300 square feet (the “Premises”).

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree and covenant as follows:

1.       DEFINITIONS. In addition to any other terms whose definitions are fixed and defined by this Lease, each of the following defined terms, when used in this Lease with an initial capital letter, shall have the meaning ascribed to them in this Section 1:

“Building” shall mean the office building located on the Property.

“Commencement Date” shall mean the Effective Date.

“Common Area” shall mean and include all improvements which may from time to time be constructed or installed within the Premises and/or the Building and intended for the common use or benefit of the tenants of the Building and/or invitees thereof, including, without limitation the following: entrances and exits, kitchen, parking, access drives, sidewalks, landscaping, lighting, pylon or monument signs identifying the Building, directional or traffic signals, fixtures, improvements, and surface water retention and drainage facilities.

“Improvements” shall mean any and all buildings, structures, improvements and fixtures presently on the Property and those buildings, structures, improvements and fixtures hereafter constructed on the Property by Tenant or Landlord, if applicable.

“Personalty” shall mean all signage, trade fixtures, wares, furnishings, merchandise, equipment, goods, inventory, and other personal property of Tenant.

“Rent” shall mean the aggregate of all Base Rent and Additional Rent due from Tenant to Landlord pursuant to this Lease.

“Taxes” shall mean all real estate, personal property and other ad valorem, water and sewer charges, fire, rescue and emergency medical services and similar fees and any other levies, charges, fees, impositions, local improvement rates and assessments whatsoever assessed or charged against the Premises, the equipment and the improvements therein contained (all of the above being ordinary, extraordinary, general, special or otherwise), or any part thereof, by any lawful taxing authority and including any amounts assessed or charged in substitution for or in lieu of any such taxes, excluding only income, franchise, inheritance or real estate transfer taxes or capital gains tax, to the extent such taxes are not levied in lieu of any of the foregoing against the Premises or Landlord.

“Term” shall mean the Initial Term together with any duly exercised Renewal Term.

2.       PREMISES AND IMPROVEMENTS THEREON. Landlord, in consideration of the rents, terms, covenants, and agreements hereinafter set forth on the part of Tenant to be paid, kept, and performed, grants, demises, and lets to Tenant, and Tenant hereby takes and hires from Landlord the Premises, to have and to hold for and during the Term on the terms, covenants, provisions, and agreements hereinafter provided.

3.       TERM AND DURATION.

A.       Initial Term. The initial term of this Lease shall be for a period of twenty-four (24) months beginning on the Commencement Date (the “Initial Term”), except as may be earlier terminated or extended as provided for herein.

B.       Renewal. Tenant is hereby given two (2) separate options to extend the Term of this Lease (each a “Renewal Option”), each option period to be for one (1) year (individually or collectively, as the case may be, the “Renewal Term”); provided, Tenant is not in default of this Lease beyond any applicable notice and cure period at the time of exercise of each Renewal Option, nor in default beyond any applicable notice and cure period on the date of commencement of each Renewal Term. Each Renewal Term shall be on the same terms, covenants, conditions, provisions, and agreements as provided in this Lease, except that Base Rent shall be determined as set forth in this Section 3. Any duly exercised Renewal Term shall commence immediately upon the expiration of the then current Term. Tenant may exercise each Renewal Option by giving written notice to Landlord, not less than three (3) months prior to the expiration of the then current Term. Should Tenant fail to give Landlord such timely written notice during the required period, all remaining Renewal Options shall automatically expire. Upon the beginning of any Renewal Term, Base Rent shall be increased from the Base Rent of the immediately preceding year of the Term by either i) three percent (3%) or ii) the increase in the CPI Index, whichever is greater. For purposes of this Lease, “CPI Index” shall mean the Consumer Price Index for the county in which the Property is located, all urban consumers, all items, published by the Bureau of Labor Statistics, United States Department of Labor, 1982-84 = 100 (or any successor index).

C.       Termination. Notwithstanding anything herein to the contrary, at any time after the first twelve (12) months of the Term, Tenant may terminate the Lease upon six (6) months prior written notice to Landlord.

4.       RENT. Tenant covenants and agrees to pay Rent to Landlord at the address set forth in Section 26 of this Lease, entitled “Notices”, or at such other place or places as Landlord may from time to time designate in writing, for and throughout the Term, in addition to and above all other sums to be paid by Tenant to Landlord as set forth in this Lease.

A.       Base Rent. Base Rent shall be equal to Forty Three Thousand Two Hundred and 00/100 Dollars ($43,200.00), annually, payable in advance in equal monthly installments of Three Thousand Six Hundred and 00/100 Dollars ($3,600.00) on the first day of each and every calendar month. The first Base Rent payment date hereunder shall be the first (1st) day of the first full calendar month following the Commencement Date, and shall include, in addition to one (1) full month’s Base Rent, payable in advance, a prorated amount applicable to the period from the Commencement Date to such first Base Rent payment date, if applicable.

B.       Use or Sales Tax; Personalty Tax. Tenant shall also pay any use or sales tax on Base Rent and any other sums payable under this Lease imposed by any applicable local government, the state in which the Premises is located, or the federal government. In addition, Tenant shall pay all taxes, if any, levied or assessed against Tenant’s Personalty.

C.       Additional Rent. If Landlord shall make any expenditure for which Tenant is responsible or liable under this Lease, or if Tenant shall become obligated to Landlord under this Lease for any sum other than Base Rent as provided in this Section 4, the amount thereof shall be deemed to constitute additional rent (“Additional Rent”) and shall be due and payable by Tenant to Landlord, together with all applicable sales taxes thereon, if any, simultaneously with the next succeeding monthly installment of Base Rent or at such other time as may be expressly provided in this Lease for the payment of the same or, if no time is so provided, within thirty (30) days of demand. All Additional Rent shall, for purposes of Landlord’s rights upon nonpayment thereof and for all other purposes for which the same shall be relevant, be deemed subject to the same duties and obligations and the same remedies of Landlord for the non-payment of Base Rent.

D.       Payment Type. Each of the foregoing amounts of Rent and other sums shall be paid to Landlord without demand and without deduction, set-off, claim or counterclaim of any nature whatsoever which Tenant may have or allege to have against Landlord and all such payments shall, upon receipt by Landlord, be and remain the sole and absolute property of Landlord. All such Rent and other sums shall be paid to Landlord in legal tender of the United States in accordance with Landlord’s written directions. Landlord’s acceptance of Rent or other sums after the same shall become due and payable, shall not excuse a subsequent delay or constitute or be construed as a waiver of any of Landlord’s rights hereunder.

E.       Delinquent Payment; Handling Charges. Tenant acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if Tenant fails to make any payment of any sum or amount to be paid by Tenant hereunder within ten (10) days of the date such payment is due and payable, Tenant shall pay to Landlord an administrative late charge of four percent (4%) of the amount of such payment. In addition, all such past due payment shall bear interest at nine percent (9%) per annum (or the maximum interest rate then allowable under the laws of the State in which the Premises is located, if such percentage is then disallowed under the laws of the State in which the Premises is located) (the “Default Rate”) from the due date until paid, unless otherwise specifically provided herein. The parties agree that such administrative late charge and late payment interest represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge and late payment interest by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In no event, however, shall the charges permitted under this subsection or elsewhere in this Lease, to the extent they are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

F.       No Abatement. Tenant’s obligation to pay Rent is an independent covenant under this Lease and no happening, event, occurrence or situation during the Term, whether foreseen or unforeseen, and however extraordinary, shall relieve Tenant from its obligations hereunder to pay Rent, or entitle Tenant to abatement of Rent.

G.       Net Lease. This Lease is an absolute “net” lease. The parties acknowledge and agree that Landlord would not enter into this Lease if the Rent described in this Lease were not absolutely net to Landlord or if Landlord were to incur any liability whatsoever, foreseen or unforeseen, with respect to the Premises or any portion thereof, or Tenant’s exercise of any other of its rights under this Lease. The Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense, except as expressly provided in this Lease. Tenant shall pay all Taxes, insurance premiums, maintenance and repair costs and expenses, utility charges and expenses, impositions and all other costs and expenses of whatever nature allocable to or relating in any way to the Premises and/or the operation thereof during the Term, under the terms and conditions of this Lease. It is understood and agreed that, except as expressly set forth in this Lease, Landlord shall have no responsibility or obligations whatsoever with respect to the Premises or the condition or use thereof during the Term, and shall be absolutely, without limitation, exculpated from any and all such responsibilities and/or obligations, all such responsibilities and obligations being those of Tenant.

H.       Cost Exclusions. Notwithstanding anything in this Lease to the contrary, the following shall not be passed through to or be paid by Tenant (except to the extent such costs are the result of or exacerbated by Tenant’s gross negligence or willful misconduct): (1) the cost of any capital addition or replacement to the Premises or the Property (or reserves therefor) made by Landlord; (2) expenses for which Landlord is or will be reimbursed by another source, including, but not limited to, repair or replacement of any item covered by warranty; (3) expenses for the defense of Landlord’s title to the Property; (4) structural repairs and replacements (e.g. roof, foundation, structural walls, external walls, etc.); (5) depreciation and amortization of the Premises or financing costs, including interest and principal amortization of debts; (6) charitable or political contributions; (7) any amounts expended by Landlord to comply with any Environmental Laws required hereunder and not expressly Tenant’s responsibility hereunder; (8) any matters that Landlord is responsible for under Section 11 and Section 12 herein below; and (9) any expenses incurred to comply with any legal requirements or applicable law or as a result of Landlord’s violation of or failure to comply with any legal requirements or applicable law with respect to the Property.

5.       UTILITIES. Tenant agrees to pay all charges for electricity, gas, heat, water, telephone, waste disposal, and all other utility services used on the Premises during the Term of this Lease.

6.       TAXES AND ASSESSMENTS.

A.       Tenant’s Obligation. From the Commencement Date and continuing for the Term of this Lease, in addition to the payment of Rent, Tenant covenants to pay, satisfy and discharge as the same may become due and payable and prior to delinquency, all Taxes, no matter the method for collection, imposed upon the Premises. Landlord and Tenant will make a pro rata adjustment with respect to the commencement and ending of Tenant’s tax liability if the commencement or ending of Tenant’s liability does not coincide with the tax year.

B.       Right to Contest. If Tenant desires to contest any tax, assessment or the validity of any tax and gives Landlord written notice of this intention, then Tenant may contest the assessment or tax without being in default hereunder, provided that, unless Tenant has paid such tax or assessment under protest, Tenant shall furnish to Landlord (i) proof satisfactory to Landlord that such protest or contest may be maintained without payment under protest, and (ii) a surety bond or other security reasonably satisfactory to Landlord securing the payment of such contested item or items and all interest, penalty and cost in connection therewith upon the final determination of such contest or review. Landlord shall, if it determines it is reasonable to do so, and if so requested by Tenant, join in any proceeding for contest or review of such taxes or assessments, but the reasonable cost of such joinder in the proceedings (including all costs, expenses, and attorneys’ fees reasonably sustained by Landlord in connection therewith) shall be borne by Tenant and payable within fifteen (15) days after written demand by Landlord. Any amount already paid by Tenant and subsequently recovered as the result of such contest or review shall be for the account of Tenant. Tenant shall indemnify, defend and hold Landlord harmless from all actions (including, without limitation, remedial or enforcement actions of any kind, and administrative or judicial proceedings and orders or judgments), reasonable costs, claims, damages, expenses (including, reasonable and out-of-pocket attorneys’, consultants’ and experts’ fees, and court costs) amounts paid in settlement, fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses arising from a breach of this covenant and representation or any action by Tenant and its agents and employees or any Tenant actions to contest or review any assessed valuation, real estate tax, or assessment.

C.       Landlord’s Cure. If Tenant fails to pay any Taxes when due, subject to any extensions of time specifically set forth in this Lease, Landlord shall have the right to pay such tax or assessment for the account of Tenant, and Tenant shall reimburse Landlord such amount together with seven percent (7%) annual interest thereon (or if such percent is disallowed, at the maximum interest rate then allowable under the laws of the State in which the Premises is located) within fifteen (15) days of Landlord’s demand thereof.

D.       Documentation. Tenant shall provide Landlord with a copy of the receipt showing payment of the obligations set forth in this Section 6 within thirty (30) days of payment.

7.       INSURANCE.

A.       Liability Insurance. Tenant covenants and agrees, at its sole cost and expense, commencing on the Effective Date and continuing throughout the duration of this Lease, to obtain, keep, and maintain in full force and effect for the mutual benefit of Landlord, Tenant, the holder(s) of mortgage(s) obtained by, Landlord, Tenant and Tenant’s written designee(s) or subtenant(s) designated in writing by Tenant, commercial general liability insurance against claims for damage to persons or property arising out of the use and occupancy of the Premises or any part or parts thereof, having limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence and Five Million and No/100 Dollars ($5,000,000.00) in the aggregate, or such other amounts as Landlord may from time to time reasonably require.

B.       Property Insurance. Tenant covenants and agrees, at its sole cost and expense, commencing on the Effective Date and continuing throughout the duration of this Lease, to obtain and keep in force and effect and name Landlord an additional insured and “loss payee” as its interests may appear, a Causes of Loss-Special Form insurance policy or policies, or the insurance industry equivalent, protecting the building and all Improvements and Personalty on the Premises from loss or damage within the coverage of such insurance policy(ies) for a sum not less than one hundred percent (100%) of the full insurable value thereof or the replacement value, if available, of said building(s), Personalty and Improvements.

C.       Additional Insurance. Tenant shall maintain the following insurance policies: (i) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy) and (ii) worker’s compensation insurance.

D.       Insurance Requirements. For all insurance policies required to be carried under this Lease, a duplicate original, certificate, or binder of such insurance shall be furnished to Landlord on or before the Commencement Date and each renewal certificate of such policy shall be furnished to Landlord at least fifteen (15) days prior to the expiration of the policy it renews. Each such policy of insurance shall name Landlord and Landlord’s mortgagee, if any, as an additional insured. The liability coverage set forth in this Section shall be issued by insurers reasonably acceptable to Landlord who are authorized and licensed to do business in the State in which the Premises are located. Notwithstanding the foregoing, the insurance companies must have: (i) a general policy rating of A(-) or better and (ii) a Financial Size Category of Class VIII or bigger by A.M. Best Company, Inc. All such policies shall be written on the applicable ACORD form and shall be for a period of not less than one (1) year. Tenant agrees to provide not less than thirty (30) days written notice to Landlord prior to any cancellation thereof or any change reducing coverage thereunder.

E.       Failure to Procure Insurance. If Tenant fails to obtain and maintain the insurance policies and deliver all such certificates of insurance or duplicate originals thereof to Landlord, as required by this Section 7, within the time provided for in this Lease, and with fifteen (15) days prior written notice to Tenant, Landlord shall have the right, without being obligated to do so, to obtain such insurance and pay the premiums therefor, and all such premiums paid by Landlord shall be repaid to Landlord within fifteen (15) days of demand by Landlord. Tenant’s failure to repay the same within such time periods shall constitute a default under this Lease.

In addition, if Tenant shall fail to obtain insurance and deliver the certificate(s) thereof to Landlord as required under this Section, Tenant shall not be allowed to take possession of the Premises until such insurance has been procured and the certificate(s) have been delivered to Landlord; however, any refusal by Landlord to deliver possession of the Premises pursuant to this Section shall not affect the Commencement Date and Rent shall accrue as of such date.

F.       Tenant’s Use. If, solely by reason of Tenant’s use or occupation of the Premises or the keeping or maintenance of the Improvements or Personalty, the insurance rate to Landlord for the Premises shall increase, then Tenant shall be responsible for paying the increased cost within fifteen (15) days of written demand by Landlord. Tenant shall not use, or permit the use of, the Premises in any manner that would violate any requirement of any policy of insurance held by Landlord.

G.       No Effect on Indemnity. Nothing contained in this Section shall affect or limit Tenant’s obligations under Section 13 hereof, entitled “Indemnity.”

H.       No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any injury to or death of any person or damage to or theft, destruction, loss, or loss of use of any property (each a “Loss”), to the extent the same is insured against under any insurance policy of the types described in this Section 7 that covers the Building, the Premises, Landlord’s or Tenant’s Personalty, Improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss. Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act and not covered by Landlord’s Insurance. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any persons or assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees (each a “Tenant Party” or together the “Tenant Parties”) for (and Tenant hereby releases Landlord and its agents, employees and contractors from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of Tenant or any Tenant Party located in or about the Building, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of Landlord, its agents or employees caused such loss in whole or in part, but with respect to any loss attributable to Landlord’s negligence only to the extent such loss is covered by Tenant’s Insurance. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, except to the extent caused by Landlord or Landlord’s agents or employees, any property of any Tenant Party located in or about the Property.

8.       LEASE OF THE PREMISES “AS IS”. On the Commencement Date, Landlord shall deliver exclusive, vacant and broom clean possession of the Premises and, except as otherwise set forth in this Lease, Tenant shall be entitled to exclusive possession of the Premises. Except as otherwise specifically set forth in this Lease, Tenant accepts the Premises on an “as is” basis with all faults. Tenant acknowledges and agrees that except as specifically set forth in this Lease, Landlord has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Premises, including, without limitation, the water, soil and geology, (b) the income to be derived from the property, (c) the suitability of the Premises for any and all activities and uses which Tenant may conduct thereon, (d) the compliance of or by the Premises or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the habitability, merchantability or fitness for a particular purpose of the Premises, or (f) any other matter with respect to the Premises, and specifically disclaims any representations regarding termites or wastes, as defined by the U.S. Environmental Protection Agency Regulations at 40 C.F.R., and any Hazardous Substances (as defined below). Notwithstanding anything herein to the contrary, Tenant shall not be responsible for obtaining any certificates of occupancy and other permits required for the Premises which are applicable to buildings generally or which are required for the use and occupancy of the Premises for the Permitted Use as of the Commencement Date, such certificates and permits having been obtained by Landlord prior to the Commencement Date.

Tenant, with Tenant’s counsel, has fully reviewed the disclaimers and waivers set forth in this Lease and understands their significance and effect. Tenant acknowledges and agrees that the disclaimers and other agreements set forth in this Lease are an integral part of this Lease, and that Landlord would not have agreed to lease the Premises to Tenant without the disclaimers and other agreements set forth in this Lease. The terms and conditions of this Section 8 will expressly survive the termination of this Lease.

9.       ALTERATIONS.

A.       Alterations. No structural or material alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Tenant has provided Landlord with plans and specifications for such alterations. Any approved alterations shall be made at Tenant’s sole cost and expense. Notwithstanding anything in the Lease to the contrary, Tenant may install unattached, movable items of Tenant’s Personalty without Landlord’s consent and may make interior, non-structural cosmetic alterations to the Premises, without Landlord’s consent.

B.       Inspection by Landlord. Landlord shall, at all reasonable times, upon at least twenty-four (24) hours prior notice to Tenant (which notice may be by phone or e-mail), have the right to enter upon the Premises and any Improvements thereon, to inspect them during the course of construction of any improvements or alterations, provided Landlord does not materially interfere with Tenant’s work.

C.       Installation and Maintenance. Throughout the duration of this Lease and except as set forth in Section 4.H., Tenant agrees that all Improvements that may be constructed on the Premises by Tenant or any subtenants, including, but not limited to, all elevators, escalators, plumbing, electrical, heating, air conditioning and ventilation equipment and systems, and all other equipment, will be installed, operated, and maintained in good order and repair and in accordance with all laws, without cost or expense to Landlord. In addition, Tenant agrees that, throughout the Term of this Lease and except as set forth in Section 4.H., the Premises and all Improvements thereon shall be maintained in good condition and repair and in a clean and safe condition free of debris and rubbish. By way of example and not by way of limitation, Tenant’s maintenance obligations shall include, but not be limited to, maintaining the exterior of any improvements on the Premises and any parking, sidewalk and landscaped areas of the Premises in a manner consistent with the custom and practice employed by first class office buildings in the metropolitan area in which the Premises are located. Furthermore, Tenant agrees all trash shall be stored in appropriate containers and Tenant shall cause all trash and rubbish to be disposed of properly and regularly at its sole cost and expense. Should Tenant fail to comply with any of its obligations set forth in this Section 9, then Landlord may, at its option, undertake such compliance on behalf of Tenant after fifteen (15) days prior written notice to Tenant and any sums reasonably expended by Landlord in undertaking such compliance shall be reimbursed by Tenant within fifteen (15) days of demand therefor.

D.       Landlord’s Maintenance. Notwithstanding anything in Section 9.C. to the contrary, Landlord shall be responsible, at its sole cost and expense, for (i) any capital repairs with respect to the Premises and any necessary repairs, maintenance or replacements of the roof, the foundations and the structural and external walls of the Premises, as well as any building systems servicing the Premises, and (ii) any repairs necessitated by the negligence or willful misconduct of Landlord or its agents and employees.

E.       No Lien on Landlord’s Interest. All persons doing work for or furnishing labor or materials to the Premises on the order of or on behalf of Tenant shall look solely to Tenant’s interest in the Premises. The interest of Landlord shall not be subject to liens for Improvements made by Tenant. Tenant shall notify all contractors and lienors making any improvements or engaging in any maintenance on the Premises, in writing, that this Lease contains this provision prohibiting liability of the Landlord’s interest for any lien, claim or lien, or notice of non-payment. Tenant shall provide a copy of all required notices given to contractors or lienors to Landlord. If any mechanic’s or other liens, or orders for the payment of money, shall be filed against the Premises, or any Improvements thereon, by reason of change and alteration or addition made or alleged to have been made by or for Tenant, or the cost or expense thereof, or any contract relating thereto, Tenant shall cause the same to be cancelled and discharged of record, by bond or otherwise, at the expense of Tenant within thirty (30) days of receipt of notice thereof, and shall promptly provide Landlord with copies of any related release. Tenant shall indemnify and defend Landlord, through counsel acceptable to Landlord in its sole and absolute discretion, at Tenant’s sole cost and expense, from any action, suit or proceeding which may be brought thereon for the enforcement of any lien, liens, or orders, and Tenant will pay any damage and satisfactorily discharge any judgment entered therein, and save harmless Landlord from any claim, attorney fees or damage therefrom. If any mechanic’s or other lien, or order for payment of money, shall be filed against the Premises, or on any Improvements thereon, for any of the reasons provided for in this Section 9, and shall not be removed by Tenant within thirty (30) days after notice given by Landlord (or earlier should an action to foreclose be commenced), Landlord shall have the right to remove same by payment or otherwise, and all sums expended by Landlord for such removal, including reasonable attorney’s fees, shall be paid by Tenant unto Landlord within fifteen (15) days of written demand. Tenant shall not permit to be created nor to remain undischarged any lien, encumbrance, or charge arising out of any work or work claim of any contractor, mechanic, materialman, or supplier of labor or material’s supplied, which might be or become a lien or encumbrance, or a charge upon the Premises or the Building, and Tenant shall not suffer any other matter or thing whereby the estate, right, or interest, of Landlord in the Premises or in the Building might be encumbered or impaired. Tenant’s contractors shall be required to waive all lien rights against Landlord’s interest in the Premises and/or the Building. This indemnity provision shall survive termination or expiration of this Lease.

F.       Parking. Tenant acknowledges that the Premises shall at all times contain sufficient parking spaces so that the Premises alone, and without counting any spaces in the rest of the Building, shall meet all governmental parking requirements applicable to the Premises, without variance, as if the Premises were a separate parcel of land.

10.       USE AND OCCUPANCY; COMPLIANCE WITH LAWS.

A.       Use and Occupancy. Tenant covenants and agrees to use and occupy the Premises for general office use and ancillary manufacturing (the “Permitted Use”). Tenant represents that it is (and, at all times during the Term, will be) licensed to conduct the business contemplated and carried on in the Premises and that Tenant shall maintain at all times, at Tenant’s sole cost, all requisite permits and licenses, if applicable. Furthermore, Tenant covenants and agrees to comply, at its sole cost and expense, with all applicable restrictive covenants and any other title exceptions affecting the Premises to the extent provided to Tenant by Landlord, and all rules and regulations promulgated by Landlord from time to time relating generally to the use, occupancy and operation of the Building, including but not limited to the Common Area, by all tenants, occupants, invitees, licensees, and/or customers thereof. Tenant shall not use or occupy the Premises or suffer or permit the Premises or any part thereof to be used in any manner which would unreasonably and wrongfully constitute a public or private nuisance or cause Tenant to default in the observance or performance of any of its obligations to be observed and performed pursuant to the terms of this Lease. No portion of the Premises shall be used or occupied for any purpose or in any manner which is reasonably offensive, disreputable, immoral or illegal, which prohibitions shall include, but not be limited to the uses set forth below.

B.       Prohibited Uses. It is agreed that neither the Premises nor the Building shall be used for any of the following uses: massage parlor, adult bookstore, or any similar business catering to pornographic interests, head shop, firearms shooting range, any use which involves the sale or display of merchandise generally offensive to the public, or any use which will in any way materially increase the existing rate or affect any insurance policy of Landlord, or cause a cancellation of any such policy, any industrial use except for any industrial use that is not the principal use of a partitioned unit within the building and which supports the principal use of that unit (for example, the alterations department of a clothing store is not a prohibited use). Any use which causes or risks causing the deposit of hazardous, toxic or noxious substances on any portion of the Premises, including underground portions of the Premises shall be prohibited, provided, however, that the foregoing shall not extend to the use and storage only of substances customarily and ordinarily used in a business such as Tenant’s provided the same are used and stored in accordance with all applicable laws and regulations.

C.       Compliance with Laws. Tenant covenants and agrees that during the Term of this Lease and any renewals or extensions thereof, Tenant shall promptly comply with all present and future laws, ordinances, orders, rules, regulations, and requirements of the federal, state, county, city, and municipal governments or any of their departments, bureaus, boards, commissions and officials thereof with respect to the Premises, any Improvements thereon or hereafter constructed thereon by Tenant, or the use or occupancy thereof, whether said compliance shall be ordered or directed to or against Landlord or Tenant or both, except to the extent that Landlord has any obligations under this Lease. Tenant shall have the right, after prior written notice to Landlord, to contest by appropriate legal proceedings which shall be conducted diligently and in good faith in the name of Landlord or Tenant or both and without cost or expense to Landlord, the validity or applicability of any law, ordinance, order, rule, or regulation of the nature hereinabove referred to in this Section 10, and Tenant shall have the right to delay observance thereof and compliance therewith until such contest is finally determined and is no longer subject to appeal, provided that observance and compliance therewith pending the prosecution of such proceeding may be legally delayed without subjecting Landlord to any criminal liability or fine.

11.       DAMAGE OR DESTRUCTION. If the Premises, or any material portion thereof, is destroyed or damaged by fire, explosion or any other casualty, then either party may, within twenty (20) days of such damage or destruction, terminate this Lease by written notice to the other party. If the parties do not terminate this Lease pursuant to this Section 11, Landlord must proceed to repair, restore and rebuild the Premises with reasonable diligence to a condition equivalent to that existing prior to such casualty. All insurance proceeds relating to such casualty to the Premises shall be paid to and shall belong to Landlord and the Term of this Lease and the Rent and other payments due hereunder shall continue without modification except that the Rent payable hereunder shall abate in proportion to the area of the Premises of which Tenant is deprived during the period in which Tenant is deprived of such area.

12.       CONDEMNATION.

A.       Entire Premises Taken. If the entire Premises shall be taken by the exercise of the right of eminent domain for any public or quasi-public improvement or use, this Lease and the Term hereby granted shall then expire, on the date when title to the Premises shall vest in the appropriate authority or on the date when any possession is required to be surrendered, whichever is later.

B.       Right to Terminate. If, (i) so substantial a portion of the Premises shall be so taken as to make same unusable in Tenant’s reasonable opinion for the purposes to which the Premises shall be devoted; or (ii) there is a permanent deprivation of access to certain streets or highways from the Premises; then Tenant shall have the right to cancel or terminate this Lease effective on the date title vests in the condemnor, or the date physical possession is required to be surrendered, whichever is later.

C.       Award. On such entire or partial taking, Landlord shall be entitled to the entire award for the value of the Premises as though Tenant had acquired no rights pursuant to this Lease and Tenant shall be entitled to make a separate claim against the condemning authority for any business losses, which for purposes of this Lease shall be deemed to include any moving expenses.

D.       Rent Adjustment. Rent shall be adjusted on a per diem basis and advance rent shall be apportioned to the date title vests in the condemnor, or the date possession is required to be surrendered, whichever is later.

13.       INDEMNITY. Tenant covenants and agrees that from and after the Effective Date, Landlord shall not be liable or responsible for damages for any personal injury or injuries, death(s), damages, or losses to any person(s) or property that may be suffered or sustained by Tenant, any Tenant Party or subtenant(s) or any of their respective agents, servants, employees, patrons, customers, invitees, visitors, licensees, departments, and concessionaires or by any other person or persons in, on or about the Premises or any part thereof, arising from Tenant’s failure to keep or cause to be kept the Premises in good condition and repair, arising from the use or occupancy of the Premises by Tenant, any Tenant Party or subtenant(s) or any of their respective agents, servants, employees, patrons, customers, invitees, visitors, licensees, departments, and concessionaires, or occurring in or on the Building (other than within the Premises) to the extent caused by the gross negligence or willful misconduct of Tenant or any Tenant Parties. Except to the extent caused solely by the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors, Tenant shall defend all actions against Landlord and any officer, director, partner, shareholder, agent, contractor, invitee, licensee, or employee of Landlord (collectively “Landlord Indemnified Parties”), with respect to, and shall pay, protect, indemnify, and save harmless Landlord and the other Landlord Indemnified Parties against, any and all claims, demands, liabilities, obligations, penalties, causes of action, judgments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses of litigation) of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of the Premises or the design, construction and operation of the Improvements; or (ii) any breach by Tenant and/or Tenant’s agents, contractors, employees, invitees or licensees of any covenant or condition of this Lease to be performed by Tenant or the negligence or willful misconduct of Tenant and/or Tenant’s agents, contractors, employees, invitees or licensees. Except to the extent due to the gross negligence or willful misconduct of Tenant, Landlord shall indemnify and save harmless Tenant and Tenant’s officers, directors, partners, shareholders, employees, agents, contractors, invitees, or licensees, against and from any and all liabilities, obligations, claims, damages, penalties, causes of action, judgments, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses of litigation) imposed upon, incurred by or asserted against, paid or suffered as a result of any breach by Landlord and/or Landlord’s agents, contractors, employees, invitees or licensees of any covenant or condition of this Lease to be performed by Landlord or the negligence or willful misconduct of Landlord and/or Landlord’s agents, contractors, employees, invitees or licensees. If any action, suit or proceeding is brought against either party by reason of any such occurrence, then the other party shall, at their sole cost and expense, defend such action, suit or proceeding. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease.

14.       DEFAULT BY TENANT. Each of the following shall be deemed an “Event of Default” and a breach of this Lease:

A.       A failure to pay the Rent required hereby, or any other amount due Landlord hereunder, or any part thereof, for a period of fifteen (15) days after receipt of written notice thereof from Landlord;

B.       Violation of any term or condition to be observed by Tenant, or failure in the performance of any other covenant or condition of this Lease on the part of Tenant to be performed, for a period of thirty (30) days after notice thereof from Landlord;

C.       The filing of a petition by or against Tenant for adjudication as a debtor within the meaning of Chapter 7 or Chapter 13 or other provisions of the Bankruptcy Act, as now or hereafter amended or supplemented, or for reorganization or arrangement within the meaning of Chapter 11 of said Bankruptcy Act, or the filing of any petition by or against Tenant under any future bankruptcy act for the same or similar relief;

D.       The dissolution or the commencement of any action or proceeding for the dissolution or liquidation of Tenant, whether instituted by or against Tenant or for the appointment of a receiver or trustee of the property of Tenant, including, without limitation, its leasehold interest in the Premises;

E.       The taking possession of the property of Tenant by any governmental officer or agency pursuant to statutory authority for the dissolution, rehabilitation, reorganization or liquidation of Tenant; the levying by any governmental officer upon Tenant’s leasehold estate or if Tenant’s leasehold estate is attempted to be sold under any execution or process of law;

F.       The making by Tenant of any assignment for the benefit of creditors;

G.       If Tenant or any agent of Tenant intentionally falsifies any report or misrepresents any information required to be furnished to Landlord pursuant to this Lease; and

H.       The death of Tenant, if Tenant is an individual, or any individual guarantor of Tenant’s obligations hereunder; or the commencement of steps or proceedings toward the dissolution, winding up, or other termination of the existence of Tenant or of any guarantor of Tenant’s obligations hereunder, or toward the liquidation of any of their respective assets.

If the filing of a petition as set forth in subsection 14(C) shall be involuntary on the part of Tenant, the event in question shall not be deemed an Event of Default within the meaning of this Lease in the absence of any adjudication thereof or final order thereon, and if the occurrence of subsection (C), (D) or (E) above shall be involuntary on the part of Tenant, the event in question shall not be deemed an Event of Default within the meaning of this Lease if dismissed or vacated by Tenant within ninety (90) day thereof.

15.       REMEDIES ON DEFAULT.

A.       Remedies. If any of the Events of Default hereinabove specified shall occur, Landlord, at any time thereafter, shall have and may exercise any of the following rights and remedies:

(i)	Landlord may, pursuant to written notice thereof to Tenant, immediately terminate this Lease and, peaceably or pursuant to summary dispossession proceedings or other appropriate legal proceedings, re-enter, retake and resume possession of the Premises for Landlord’s own account without being liable for any damages therefor, and, for Tenant’s breach of and default under this Lease, recover immediately from Tenant any and all Rent due or in existence at the time of such termination, including, without limitation, (a) all Rent and other sums, charges, payments, costs and expenses agreed and/or required to be paid by Tenant to Landlord hereunder, (b) all costs and expenses of Landlord in connection with the recovery of possession of the Premises, including reasonable attorneys’ fees and court costs, and (c) all reasonable out-of-pocket costs and expenses of Landlord in connection with any reletting or attempted reletting of the Premises or any part or parts thereof, including, without limitation, reasonable brokerage fees, attorneys’ fees and the cost of any alterations or repairs which may be required to so relet the Premises, or any part or parts thereof.

(ii)	Landlord may, pursuant to any prior notice required by law, and without terminating this Lease, peaceably or pursuant to appropriate legal proceedings, re-enter, retake and resume possession of the Premises for the account of Tenant, make such alterations of and repairs to the Premises as may be necessary in order to relet the same or any part or parts thereof and relet or attempt to relet the Premises or any part or parts thereof for such term or terms (which may be for a term or terms extending beyond the Term provided Tenant shall be liable only until the expiration of the Term of this Lease), at such rents and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable. If Landlord relets or attempts to relet the Premises, Landlord shall at its sole discretion determine the terms and conditions of any new lease or sublease and whether or not a particular proposed new tenant or sublessee is acceptable to Landlord. Upon any such reletting, all rents received by the Landlord from such reletting shall be applied, (a) first, to the payment of all costs and expenses of recovering possession of the Premises, (b) second, to the payment of any reasonable out-of-pocket costs and expenses of such reletting, including reasonable brokerage fees, attorneys’ fees and the cost of any alterations and repairs required for such reletting; (c) third, to the payment of any indebtedness, other than Rent, due hereunder from Tenant to the Landlord, (d) fourth, to the payment of all Rent and other sums due and unpaid hereunder, and (e) fifth, the residue, if any, shall be held by the Landlord and applied in payment of future Rents as the same may become due and payable hereunder. If the rents received from such reletting during any period shall be less than that required to be paid during that period by the Tenant hereunder, Tenant shall within fifteen (15) days of written notice pay any such deficiency to the Landlord and failing the prompt payment thereof by Tenant to Landlord, Landlord shall immediately be entitled to institute legal proceedings for the recovery and collection of the same. Landlord shall, in addition, be immediately entitled to sue for and otherwise recover from Tenant any other damages occasioned by or resulting from any abandonment of the Premises or other breach of or default under this Lease. No such re-entry, retaking or resumption of possession of the Premises by the Landlord for the account of Tenant shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention shall be given to the Tenant or unless the termination of this Lease be decreed by a court of competent jurisdiction. Notwithstanding any such re-entry and reletting or attempted reletting of the Premises or any part or parts thereof for the account of Tenant without termination, Landlord may at any time thereafter, upon written notice to Tenant, elect to terminate this Lease or pursue any other remedy available to Landlord for Tenant’s previous breach of or default under this Lease.

(iii)	Landlord may, without re-entering, retaking or resuming possession of the Premises, sue for all Rent and all other sums, charges, payments, costs and expenses due from Tenant to Landlord hereunder either: (a) as they become due under this Lease, taking into account that Tenant’s right and option to pay the Rent hereunder on a monthly basis in any particular year is conditioned upon the absence of a default on Tenant’s part in the performance of its obligations under this Lease, or (b) at Landlord’s option, accelerate the maturity and due date of the net present value of the whole or any part of the Rent for the entire then-remaining unexpired balance of the Term, as well as all other sums, charges, payments, costs and expenses required to be paid by Tenant to Landlord hereunder, including, without limitation, damages for breach or default of Tenant’s obligations hereunder in existence at the time of such acceleration, such that the net present value of all sums due and payable under this Lease shall, following such acceleration, be treated as being and, in fact, be due and payable as of the date of such acceleration. Landlord may then proceed to recover and collect all such unpaid Rent and other sums so sued for from Tenant by distress, levy, execution or otherwise.

In addition to the remedies specified and enumerated above, Landlord shall have and may exercise the right to invoke any other remedies allowed at law or in equity as if the remedies of re-entry, unlawful detainer proceedings and other remedies were not herein provided. Accordingly, the mention in this Lease of any particular remedy shall not preclude Landlord from having or exercising any other remedy at law or in equity. Nothing herein contained shall be construed as precluding the Landlord from having or exercising such lawful remedies as may be and become necessary in order to preserve the Landlord’s right or the interest of the Landlord in the Premises and in this Lease, even before the expiration of any notice periods provided for in this Lease, if under the particular circumstances then existing the allowance of such notice periods will prejudice or will endanger the rights and estate of the Landlord in this Lease and in the Premises. Notwithstanding the foregoing, with respect to any remedy exercised by Landlord hereunder, Landlord shall exercise reasonable efforts to mitigate its damages.

B.       Landlord’s Right to Cure. If Tenant shall default in the performance of any term or condition on its part to be performed hereunder beyond any applicable notice and cure period, Landlord may, after ten (10) days written notice to Tenant (or without notice if, in Landlord’s reasonable opinion, an emergency exists) perform the same for the account and at the expense of Tenant. If, at any time and by reason of such default, Landlord is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or is compelled to incur any expense (including, but not limited to, reasonable attorneys’ fees and costs) in the enforcement of its rights hereunder or otherwise, such sum or sums, together with seven percent (7%) annual interest thereon (or if such percent is disallowed, at the maximum interest rate then allowable under the laws of the State in which the Premises is located), shall be deemed Additional Rent hereunder and shall be repaid to Landlord by Tenant within fifteen (15) days of being billed therefor, and Landlord shall have all the same rights and remedies in respect thereof as Landlord has in respect of all other Rent herein reserved.

C.       Rights Cumulative. The rights and remedies provided and available to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any other.

16.       EFFECT OF UNAVOIDABLE DELAYS. The provisions of this Section shall be applicable if there shall occur, during the Lease, any Term or any extensions or renewals thereof any cause beyond the reasonable control of Tenant or Landlord, including, but not limited to, any:

(i)	Strike, lockout, or labor dispute affecting the Premises or any portion thereof; or

(ii)	Inability to obtain labor or materials or reasonable substitutes therefor; or

(iii)	Acts of God, governmental restrictions, regulations, or controls; enemy or hostile governmental action, act of public enemy, war, riot, sabotage, terrorist attack, response to terrorism, civil commotion, insurrection, revolution, sabotage, or fire or other casualty, or other conditions beyond the control of Tenant or Landlord.

If Tenant or Landlord shall, as the result of any such event, fail punctually to perform any Lease obligation other than Tenant’s obligations to pay Rent or other monetary payments under this Lease or Tenant’s requirement to maintain insurance, then such obligation shall be performed as soon as practicable after such event shall abate. If Tenant, as a result of any such event, shall be unable to exercise any right or option within any time limit provided therefor in this Lease, such time limit shall be deemed extended for a period equal to the duration of such event, provided that within fifteen (15) days after the event for which Tenant shall be entitled to an extension hereunder abates, Tenant shall send to Landlord written notice describing such event and exercising such right or option.

17.       MEMORANDUM OF LEASE. Landlord and Tenant hereby agree that under no circumstances shall this Lease be filed of record; however, at any time after the Commencement Date, at the request of either party, Landlord and Tenant will promptly execute and deliver to the requesting party a Memorandum of Lease identical to the form attached hereto as Exhibit B and by reference incorporated herein, subject to the inclusion of additional information as may be reasonably appropriate and approved by both parties, to be filed by the requesting party, at its sole cost and expense, in the official public records of the appropriate governmental authority having jurisdiction over real property records in the county in which the Premises is located. Upon expiration or earlier termination of the Lease, if such Memorandum of Lease has been recorded, the parties shall enter into and record an affidavit evidencing the expiration of the Lease. This Section shall survive the expiration or earlier termination of this Lease.

18.       COMPLIANCE WITH ENVIRONMENTAL LAWS.

A.       Hazardous Substances. For the purposes of this Lease, the term “Hazardous Substances” shall mean any material or substance that, whether by its nature or use, is now or hereafter regulated as hazardous waste, hazardous substance, toxic substance, pollutant or contaminant under any Environmental Law, or which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is regulated under any Environmental Law, or which is or contains asbestos, lead-based paint, radon, petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product. For the purposes of this Lease, the term “Environmental Laws” shall mean any federal, state, or local law, ordinance, rule, regulation, order, judgment, injunction or decree relating to Hazardous Substances or solid waste or any kind, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, Chapters 376 and 403, Florida Statutes, all amendments and supplements to any of the foregoing, and all regulations and publications promulgated or issued pursuant thereto.

B.       Use; Storage; Documentation. Tenant agrees that it shall not use or store in violation of any Environmental Laws, and shall not discharge, dump, or spill, or store, any Hazardous Substances on or about the Premises or the Building during the Term; provided, however, the foregoing shall not prevent or prohibit Tenant from using Hazardous Substances in connection with its business as long as Tenant’s storage, use and disposal of such products is in compliance with all Environmental Laws. If any Hazardous Substances are discharged, dumped, spilled or otherwise released in any manner by Tenant, its agents or employees on or about the Premises or the Building, all costs of removal incurred by, all liability imposed upon, or damages suffered by Landlord, shall be borne by Tenant, which costs, liability, and damages Tenant shall pay to Landlord within fifteen (15) days of receipt of a properly documented invoice from Landlord. If Tenant fails to reimburse Landlord for such costs, liability, and damages as set forth above, Landlord shall have the right, at its election, to immediately take any appropriate legal action and to immediately terminate this Lease without waiving Landlord’s rights to damages for Tenant’s failure to perform such work. The provisions of this Section 18 to the contrary notwithstanding, Landlord shall not be obligated to perform such environmental remediation and shall not be liable to Tenant for not performing such work. The rights granted to Landlord in this Section 18 shall be in furtherance, and not in limitation of any other rights Landlord may have pursuant to this Lease, at law, or in equity. Tenant agrees to indemnify, defend, and hold Landlord harmless from any loss or claim for damages occasioned as a result of Tenant’s violation of the terms of this Section 18.

C.       Reporting. Tenant shall comply with the reporting obligations of all Environmental Laws applicable to the Premises and Tenant’s use or storage of Hazardous Substances at the Premises, including, without limitation, leak detection, monitoring, and release notification requirements.

D.       Spills and Notifications. Tenant shall (i) notify Landlord in writing within 24 hours of any spill, escape, release or discharge or a threatened spill, escape, release or discharge of Hazardous Substances; (ii) notify Landlord in writing within 24 hours of Tenant’s receipt of any notice from any governmental agencies or from any other person or entity with respect to any alleged spill, escape, release or discharge or Tenant’s discovery of the presence of any spilled, escaped, released, or discharged Hazardous Substances and shall inform Landlord of its response to same; (iii) send Landlord copies of all results of any tests performed regarding the spill, escape, release or discharge or report of same within 24 hours of Tenant’s receipt of same, together with all appropriate back-up information and permission to contact any vendor who performed such tests; and (iv) provide to Landlord, within 24 hours of becoming available, copies of all notices, reports, correspondence and filings made by, or received from, any governmental or regulatory authority or insurance company with respect to any alleged spill, escape, release or discharge of Hazardous Substances, and such other information as Landlord may from time to time reasonably request with respect to the use of all or any part of any of the Premises for the handling, storage, transportation, or disposal of Hazardous Substances.

E.       Landlord’s Right to Test. Landlord shall have the right, at its sole cost and expense, at any time to conduct environmental studies, tests, and inspections at the Premises to verify Tenant’s compliance with this Section. If Landlord reasonably believes Tenant may not be in compliance with Environmental Laws, Landlord may require Tenant to promptly correct or rectify, at Tenant’s expense, any failure to comply with Environmental Laws. Landlord shall use reasonable efforts to give Tenant forty-eight (48) hours prior written notice of the performance of such environmental studies, tests, and inspections, provided that Tenant shall be responsible for notifying its subtenants, if any.

F.       Tenant’s Environmental Release. Tenant hereby agrees to release Landlord, including Landlord’s successors, assigns, principals, officers, directors, members, shareholders, agents, representatives, employees, contractors, and subcontractors, from any and all claims, demands, damages, losses, liabilities, obligations, penalties, fines, actions, causes of action, judgments, suits, proceedings, orders, costs, disbursements, and expenses (including, without limitation, reasonable fees, disbursements, and costs of attorneys, paralegals, environmental consultants, engineers, other environmental professionals, and experts), and all consequential damages of any kind or nature whatsoever which may at any time be imposed upon, incurred, or suffered by, or asserted or awarded against the Tenant, suffered or incurred by the Tenant directly or indirectly relating to, arising from or under, or otherwise in connection with the following:

(i)	the actual (i) presence, generation, storage, handling, treatment, or release at the Premises of, (ii) the transportation from the Premises of, or (iii) the arrangement for the transportation or disposal from the Premises to another facility, site, property, or business of, any Hazardous Substances, that first occurred at any time on or after the Commencement Date, regardless of when it was discovered or manifested itself;

(ii)	the release of Hazardous Substances at, on, upon, into, from, under, to, toward, from, about, adjacent to, or near the Premises, that first occurred at any time on or after the Commencement Date, regardless of when it was discovered or manifested itself;

(iii)	any other matters relating to, arising from or under, or otherwise in connection with the Premises that relate to or concern environmental matters, Hazardous Substances, or the Environmental Laws, that first occurred at any time prior on or after the Commencement Date, regardless of when it was discovered or manifested itself; and

(iv)	any claim, demand, action, proceeding, litigation, or suit brought by any third party against Tenant arising from or under or otherwise in connection with the Premises to the extent that such claim, demand, action, proceeding, litigation, or suit relates to or concerns a violation of environmental matters, Hazardous Substances, any Environmental Law by Tenant during the Term hereof.

G.       Landlord’s Liability. Landlord hereby indemnifies and agrees to hold Tenant and Tenant’ s employees, agents and licensees harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, judgments, costs and expenses (including, but not limited to, reasonable attorneys’ fees) imposed upon, incurred by or asserted against Tenant in connection with any preexisting environmental condition or violation of Environmental Laws which first occurred or arose prior to the Commencement Date which was caused by Landlord. If any action, suit or proceeding is brought against Tenant by reason of any such preexisting environmental condition or violation of Environmental Laws which was caused by Landlord, then Landlord shall, at the sole cost and expense of Landlord, defend such action, suit or proceeding, with counsel designated by Landlord and reasonably approved by Tenant.

H.       Survival. Tenant’s obligations and liabilities under this Section 18 shall survive the expiration or termination of this Lease.

19.       SIGNS. Tenant may, without cost or expense to Landlord, and subject to Landlord’s prior approval (in Landlord’s reasonable discretion) of the style, design, aesthetics, size and location, place or permit to be placed signs in, on or about the Premises and any buildings now or hereafter thereon, excluding the roof of any such buildings, and to remove them or permit them to be removed, provided the same is done in full compliance with all requirements of all Laws pertaining thereto. Prior to erecting any such signage, Tenant shall submit a proposed scaled color drawing of such sign to Landlord for its written approval, not to be unreasonably withheld, conditioned or delayed. Landlord hereby agrees to execute any applications and consents that are required by governmental authorities; however, no such applications or consents shall impose any liability on Landlord by virtue of the erection or maintenance of any of said signs and Tenant covenants and agrees to indemnify and save Landlord harmless from any damages or injuries that may be sustained by anyone by reason thereof. In no event shall Landlord be obligated to alter, reduce or modify any signage for the Building in order to permit Tenant to erect any signage on the Premises.

Tenant specifically acknowledges that it has a duty to inform itself of the existence and contents of all applicable sign ordinances or other governmental restrictions applicable to signage on the Premises and agrees to comply with all provisions and requirements thereof throughout the Initial Term and any Renewal Term of this Lease. Failure to comply with any such ordinance or restriction within thirty (30) days of notice thereof, shall be an Event of Default by Tenant under this Lease. Landlord shall have the option, upon prior notice to Tenant, to remove any signage in violation of any applicable laws at Tenant’s sole cost and expense and to demand reimbursement for any such expenses. Tenant shall indemnify Landlord for any direct or consequential damages resulting from Tenant’s violation of any applicable laws related to Tenant’s signage.

20.       HOLDOVER. If Tenant or any other person or party shall remain in possession of the Premises or any part thereof following the expiration or earlier termination of this Lease without an agreement in writing between Landlord and Tenant with respect thereto, the person or party remaining in possession shall be deemed to be a tenant at sufferance, and during any such holdover, the Base Rent payable under this Lease by such tenant at sufferance shall be two times the rate or rates in effect immediately prior to the expiration or earlier termination of this Lease and Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. Additionally, Tenant shall be liable to Landlord for all of Landlord’s demonstrated consequential damages resulting directly from Tenant’s failure to surrender the Premises to Landlord in accordance with the terms of this Lease. In no event, however, shall such holding over be deemed or construed to be or constitute a renewal or extension of this Lease. The provisions of this Section shall survive the termination of this Lease.

21.       LANDLORD’S RIGHT TO SHOW PREMISES. Tenant shall permit Landlord or its authorized agents or representatives to show the Premises or any part thereof at reasonable times during business hours to persons wishing to purchase the same; provided (i) that such showing shall not unreasonably interfere with the business of Tenant then being conducted on the Premises and (ii) Landlord shall provide Tenant with at least twenty four (24) hours prior written notice.

22.       ASSIGNMENT AND SUBLETTING. Tenant shall not, without the prior written consent of Landlord, which may not be unreasonably withheld, conditioned or delayed, (i) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (ii) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (iii) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (iv) sublet any portion of the Premises, (v) grant any license, concession, or other right of occupancy of any portion of the Premises, (vi) permit the use of the Premises by any parties other than Tenant, or (vii) grant or permit any lien or encumbrance on or security interest in Tenant’s interest in this Lease (any of the events listed in subsection (i) through (vii) being a “Transfer”). If Tenant requests Landlord’s consent to a Transfer, then, at least fifteen (15) business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references reasonably sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character.

Any written consent given by Landlord to a Transfer shall not relieve Tenant, or any subtenant, assignee or transferee, from the obligation to obtain Landlord’s consent prior to any future Transfer. Landlord’s acceptance of rent from a subtenant, assignee or transferee of Tenant shall not constitute consent to such sublease, assignment or transfer by Landlord. Any assignee, subtenant or transferee approved by Landlord shall expressly assume this Lease by an agreement, an original executed counterpart of which shall be delivered to Landlord within five (5) days of any assignment of the Lease. Any Transfer in violation of this Section shall be voidable at Landlord’s option.

Without limiting any of the foregoing provisions of this Section, if, pursuant to the U.S. Bankruptcy Code, as the same may be amended from time to time, Tenant is permitted to assign or otherwise transfer its rights and obligations under this Lease in disregard of the restrictions contained in this Section 22, the assignee agrees to provide adequate assurance to Landlord (a) of the continued use of the Premises solely in accordance with the Permitted Use thereof, (b) of the operation of the business in the Premises in strict accordance with the requirements of Section 10 hereof, entitled “Use and Occupancy; Compliance with Laws,” and (c) of such other matters as Landlord may reasonably require at the time of such assumption or assignment.

Unless expressly agreed by Landlord in writing to the contrary, Landlord’s consent to any assignment of this Lease shall not operate to release Tenant from its obligations hereunder, but rather Tenant and its transferee shall be jointly and severally liable therefor. If an Event of Default occurs and is continuing beyond any applicable notice and cure periods while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of Rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence and continuation of an Event of Default hereunder.

Each sublease by Tenant hereunder, if consented to by Landlord, shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 22. The provisions of this Section 22 shall be self-operative, and no further instrument shall be required to give effect to this provision.

In each instance where Landlord’s consent is required, Tenant shall pay Landlord a fee of One Thousand and 00/100 Dollars ($1,000.00) to cover Landlord’s administrative costs incurred by Landlord for review of documents relating to any proposed Transfer of this Lease (the “Administrative Review Fee”). In addition to the Administrative Review Fee, Tenant agrees to pay Landlord’s reasonable legal fees for any documents that Landlord is required to prepare, or that Landlord deems reasonably necessary, relating to any such proposed Transfer. Tenant hereby acknowledges and agrees that the acceptance of such fees by Landlord shall not constitute consent to the proposed Transfer. In addition, Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed Transfer.

If Tenant is more than one individual or entity, such individuals or entities acknowledge and agree their duties, responsibilities, and obligations under this Lease are joint and several.

Notwithstanding the foregoing, Tenant shall have the right to assign this Lease or sublet all or any part of the Premises without the prior consent of Landlord to (i) any entity resulting from a merger or consolidation of Tenant, (ii) any subsidiary or affiliate of Tenant which controls, is controlled by or is under common control with Tenant, or (iii) any entity succeeding to all or substantially all of the assets or equity of Tenant in connection with the sale of Tenant’s business operations. The sale or transfer of substantially all of the membership interests, stock or partnership interests of Tenant, or any parent or controlling entity of Tenant (whether by sale, transfer, merger, consolidation or otherwise), shall not be deemed an Assignment hereunder. The permitted transfers set forth in this paragraph are hereinafter referred to as “Permitted Transfers”.

Except for a Permitted Transfer, Landlord may, within fifteen (15) days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, elect to cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant and Tenant shall be relieved of any and all responsibilities and obligations with respect thereto. Notwithstanding anything herein to the contrary, Tenant may within ten (10) days after receipt of Landlord’s notification of Landlord’s election to cancel the Lease, revoke Tenant’s decision to assign or sublet the Lease, in which event this Lease shall continue unaffected.

23.       SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT. The Lease shall be automatically subordinate to all existing and future mortgages on the Premises, and Tenant agrees to attorn to Landlord’s successor following any foreclosure, sale or transfer; provided, that the mortgagee, transferee or purchaser agrees that Tenant’s use or possession of the Premises shall not be disturbed, nor shall its obligations be enlarged or its rights be abridged by reason of any such transaction so long as Tenant is not in default under this Lease beyond any applicable notice and cure period. Any Landlord’s mortgagee may elect, at any time, unilaterally, to make this Lease superior to its mortgage, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; provided, however, at the request of Landlord or Tenant, the parties agree to enter into a written Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit C which shall be filed in the official public records of the appropriate governmental authority having jurisdiction over real property records in the county in which the Premises is located. Notwithstanding any foreclosure, sale under any mortgage or deed in lieu of foreclosure, this Lease shall remain in full force and effect.

Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s mortgagee whose address has been given to Tenant, and affording such Landlord’s mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder. If Landlord’s mortgagee shall succeed to the interest of Landlord under this Lease, such successor shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to such successor and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (5) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following, as applicable, the acquisition of the Building by Landlord’s mortgagee, and (C) Tenant has provided written notice to such successor and provided such successor a reasonable opportunity to cure the event giving rise to such offset event. Such successor shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

24.       ESTOPPEL CERTIFICATES.

A.       Landlord shall, without charge at any time and from time to time, within twenty (20) days after request by Tenant, certify by written instrument which Landlord shall duly execute and acknowledge and deliver to Tenant, or any mortgagees selected by Tenant, or any assignee of any mortgagee or purchaser, or any proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified by Tenant:

(i)	That this Lease is unmodified and in full force and effect, (or, if there has been a modification, that the same is in full force and effect as modified and stating the modification);

(ii)	The dates, if any, to which the Base Rent and any Additional Rent, impositions, and other charges hereunder have been paid in advance; and

(iii)	Whether Tenant is or is not in default in the performance of any covenant, condition or agreement on Tenant’s part to be performed and the nature of Tenant’s default, if any; and such other pertinent information as Tenant or the holder of a mortgage may request.

B. Tenant shall, without charge at any time and from time to time, within twenty (20) days after request by Landlord, certify by written instrument, duly executed and acknowledged in recordable form and deliver same to Landlord.

(i)	That this Lease is unmodified and in full force and effect, (or if there has been a modification that the modification is in full force and effect and stating the modification);

(ii)	The dates to which the Base Rent and any Additional Rent, taxes, insurance, and other charges hereunder have been paid;

(iii)	Whether Landlord is in default in the performance of any covenants, terms, and conditions on Landlord’s part to be performed and the nature of Landlord’s default, if any; and

(iv)	Such other information as Landlord may reasonably request.

25.       PARTIAL INVALIDITY. If any term, covenant, condition, or provision of this Lease or the application thereof to any person or circumstances shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which this Lease is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition, and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

26.       NOTICES. Any notice required or permitted to be given under this Lease must be given only by one of the following: (a) United States registered or certified mail, postage prepaid, return receipt requested, (b) reputable overnight courier service which provides written evidence of delivery, or (c) personal delivery; and addressed as follows:

To Landlord:	Wickman Enterprises, LLC
3907 W. Martin Luther King Blvd.
Tampa, Florida 33614
Attention: Terry Wickman
Phone: (813) 877-4500

To Tenant:	Keytroller, LLC
c/o I.D. Systems, Inc.
123 Tice Boulevard
Woodcliff Lake, New Jersey 07677
Attention: Ned Mavrommatis

with a copy to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey S. Spindler

Any party may change the address to which its notices are sent by giving the other party written notice of any such change in the manner provided in this Section 26, but notice of change of address is effective only upon receipt.

27.       BINDING ON SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Lease, all covenants, agreements, provisions, and conditions of this Lease shall be binding on and inure to the benefit of the parties hereto, their respective personal representatives, successors, and assigns. No modification or termination of this Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant.

28.       BROKER. Landlord and Tenant hereby represent and warrant to each other that they have not engaged, employed or utilized the services of any business or real estate brokers, salesmen, agents or finders in the initiation, negotiation or consummation of the business and real estate transaction reflected in this Lease. Each party hereby agrees to indemnify and save and hold the other party harmless from and against the payment of any commissions or fees to or claims for commissions or fees by any real estate or business broker, salesman, agent or finder, resulting from or arising out of any actions taken or agreements made by them with respect to the business and real estate transaction reflected in this Lease.

29.       NO MERGER. Notwithstanding any provision of this Lease to the contrary, if at any time or times during the Term of this Lease or any renewal(s) or extension(s) thereof, Landlord and Tenant shall be the same person, party, or entity, Landlord’s and Tenant’s interests shall remain separate and distinct, and shall not be merged into one estate, so as to cancel, terminate, or extinguish this Lease by law or otherwise.

30.       CAPTIONS. The captions of the Sections of this instrument are solely for convenience and shall not be deemed a part of this instrument for the purpose of construing the meaning thereof, or for any other purpose.

31.       SURRENDER. Upon the expiration or earlier termination of this Lease, Tenant shall quit and surrender the Premises and all Improvements thereon, in good condition and repair, except for reasonable wear and tear, and damage which Tenant need not repair or restore under the Lease. Tenant shall have the right as part of such surrender to remove all Personalty and to de-identify the Premises by removing all proprietary fixtures and features it deems reasonably appropriate. Tenant shall promptly repair any material damage done to the Improvements by the removal of these items at its sole cost and expense. The foregoing covenant shall survive the expiration or termination of this Lease.

32.       QUIET ENJOYMENT. Landlord agrees, covenants, and warrants that as long as Tenant faithfully performs the agreements, terms, covenants, and conditions of this Lease, Tenant shall peaceably and quietly have, hold, and enjoy the Premises for the Term and extensions thereof hereby granted without molestation or disturbance by or from Landlord and free of any and all encumbrances created or suffered by Landlord.

33.       NO WAIVER. No waiver of any covenant or condition contained in this Lease or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party, or justify or authorize the nonobservance on any other occasion of the same or any other covenant or condition hereof of either party.

34.       INTERPRETATION. Landlord and Tenant acknowledge and agree that this Lease has been freely negotiated, each party and their respective counsel have reviewed and revised this Lease, and that the rule of construction providing that ambiguities be resolved against the drafting party shall not be employed in the interpretation of this Lease. Whenever the contents of any provision shall require it, the singular number shall be held to include the plural number, and vice versa. The neuter gender includes the masculine and the feminine. All references to “days” contained herein are references to calendar days, unless otherwise specified and are based on the seven (7) day week including holidays. If specific performance is due on a day which is a legal holiday or weekend, performance shall be postponed to the next business day.

35.       GOVERNING LAW. This Lease shall be construed in accordance with the law of the State in which the Premises is located. Landlord and Tenant agree that any legal proceedings with respect to the enforcement or interpretation of this Lease or with respect to the Premises shall be brought in the Circuit Court of Hillsborough County, Florida, and Landlord and Tenant hereby submit to the jurisdiction of such court.

36.       COST OF LITIGATION. In the event of any litigation between the parties hereto for the enforcement or interpretation of any provisions herein, the prevailing party shall be entitled to recover from the other party its costs of such litigation including reasonable attorney’s fees whether at the trial level or on appeal.

37.       RELEASE OF LANDLORD ON SALE. If Landlord transfers the Premises by sale or exchange, such sale or exchange shall be expressly made subject to this Lease. Upon such transfer, the transferring Landlord shall be released by Tenant from all its responsibilities as Landlord which accrue after the date of such transfer. Upon request by the successor Landlord, Tenant shall attorn to the successor Landlord if the successor agrees in writing that Tenant’s rights under this Lease shall be recognized and not disturbed so long as Tenant is not in default.

38.       AUTHORITY TO SIGN. The parties executing this Lease on behalf of Landlord and Tenant represent that they have the authority and power to sign this Lease on behalf of Landlord and Tenant, respectively. No act or omission of any employee or agent of the parties or any broker will alter, change or modify any provisions of this Lease.

39.       CONFIDENTIALITY. Except as otherwise permitted by the terms of this Lease or required by law, Landlord and Tenant each agree to keep the terms of this Lease confidential and not to disclose the terms of this Lease to any other person or entity, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either party may disclose the terms of this Lease without such consent to such party’s accountants, attorneys, employees, agents, potential transferees/tenants and lenders, and others in privity with such party to the extent reasonably necessary for such party’s business purposes, or in connection with such party’s enforcement of the terms of this Lease.

40.       WAIVER OF JURY TRIAL. Landlord and Tenant agree to waive any right to have a trial by jury with respect to any lawsuit based on, or arising under, this Lease or any course of conduct, course of dealing, statements or actions of Landlord or Tenant in connection with this Lease.

41.       ANTI-TERRORISM REPRESENTATION AND WARRANTY. Landlord and Tenant each represent and warrant that neither they, nor the officers and directors controlling Landlord and Tenant, respectively, are acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit or supports terrorism, and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation. Each party agrees that in the event of a breach of this provision or any applicable law relating to the subject of this provision, the non-breaching party may take such action as may be necessary in order to comply with this provision and/or the applicable law, including, but not limited to, terminating this Lease.

42.       RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

43.       LANDLORD’S LIABILITY. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct and consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, net proceeds derived from the sale thereof, and, to the extent actually received by Landlord (thus excluding amounts paid to Landlord’s mortgagees), insurance proceeds and condemnation awards, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. Additionally, Tenant hereby waives any statutory lien given Tenant under applicable law.

44.       LANDLORD’S FEES. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within fifteen (15) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

45.       ENTIRE AGREEMENT; AMENDMENTS. This Lease contains the entire agreement of the parties hereto with respect to the letting and hiring of the Premises described above and this Lease may not be amended, modified, released, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, their respective successors or assigns.

46.       RELATIONSHIP. It is the intention of the parties to create the relationship of Landlord and Tenant and no other relationship whatsoever and nothing herein shall be construed to constitute the parties hereto partners or joint venturers, or to render either party hereto liable for any debts or obligations of the other party.

47.       NO OFFER. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

48.       JOINT AND SEVERAL LIABILITY. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

49.       EXHIBITS AND SCHEDULES. All exhibits and attachments attached hereto are incorporated herein by this reference.

50.       LANDLORD’S PARKING RIGHTS. Notwithstanding anything herein to the contrary, Landlord and its designees may utilize the parking areas located on the Premises for public or private events, as determined by Landlord in its sole discretion; provided, however, that Landlord’s use of the parking areas will not materially interfere with Tenant’s business, including Tenant’s need to provide sufficient parking for employees and access for pickups and deliveries. Landlord hereby agrees to indemnify and hold Tenant harmless from and against any and all claims, damages, costs, and expenses that arise out of Landlord’s use of the parking areas in connection with this Section.

51.       RESIDENT. Tenant acknowledges that the Lease is subject to that certain agreement dated July 10, 2014, between Keytroller, LLC and Luis Hernandez, pursuant to which Luis Hernandez has the exclusive right to occupy the front southwest corner room of the Building and the right to utilize the Common Area.

{Signatures begin on the following page.}

IN WITNESS WHEREOF, the parties hereto have set their hands and seals to duplicates hereof, the day and year first above written.

Signed and sealed in the presence of:	LANDLORD:

Wickman Enterprises, LLC, a Florida limited liability company

By:

Print Name:

Print Name:
Two Witnesses

STATE OF FLORIDA
COUNTY OF

The foregoing instrument was signed, sealed and acknowledged before me this ____ day of _____________________, 2017, by ____________________ as ____________________ of Wickman Enterprises, LLC, on behalf of the corporation. Such person is personally known to me.

Notary Public, State and County Aforesaid
Printed Name: ____________________________________
My commission expires: _____________________________
Commission number: _______________________________
(Notary Seal)

{Signatures continue on the following page.}

Signed and sealed in the presence of:	TENANT:

Keytroller, LLC, a Delaware limited liability company

By:

Print Name:	Name:
As Its:

Print Name:
Two Witnesses

STATE OF
COUNTY OF

The foregoing instrument was signed, sealed and acknowledged before me this ____ day of _________, 2017, by __________________________ as ___________________________ of Keytroller, LLC, a Delaware limited liability company, on behalf of the company. Such person (check one) is personally known to me or ⁭ has produced a valid _______ driver’s license as identification.

Notary Public, State and County Aforesaid
Printed Name: ____________________________________
My commission expires: _____________________________
Commission number: _______________________________
(Notary Seal)

EXHIBIT A

Premises

EXHIBIT B

Memorandum of Lease

EXHIBIT C

Subordination, Non-Disturbance and Attornment Agreement